UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Bridge Bancorp, Inc.
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BRIDGE BANCORP, INC.

2200 Montauk Highway, P.O. Box 3005

Bridgehampton, NY 11932

April 28, 2020

Dear Shareholder:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Bridge Bancorp, Inc. (the “Company”) will be held at the offices of our subsidiary, BNB Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Tuesday,  June 2, 2020 at 11:00 a.m.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting we will also report on the operations of the Company. Also enclosed for your review is our Annual Report, which contains detailed information concerning the operating activities and financial statements of the Company.

The business to be conducted at the Annual Meeting consists of the election of four Directors; an advisory (non-binding) vote on executive compensation; and the ratification of the appointment of our Independent Registered Public Accounting Firm for the year ending December 31, 2020. The Board of Directors of the Company unanimously recommends a vote “FOR” the election of Directors, “FOR” the approval of executive compensation, and “FOR” the ratification of the appointment of Crowe LLP as the Company’s Independent Registered Public Accounting Firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card, or cast your vote electronically, as soon as possible, even if you currently plan to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own. Thank you for your continued investment in Bridge Bancorp, Inc.

In light of the ongoing health concerns relating to the Coronavirus Disease 2019 (COVID-19) and to best protect the health of our employees, shareholders and community, we are requesting that shareholders consider the requirements of federal and state governmental agencies when deciding whether or not to attend the Annual Meeting in person this year.  Shareholders can call into the following number to listen to the meeting live: 1-844-746-0738. Participants will be asked to join into the Bridge Bancorp BDGE call. We may be required to take further actions to limit attendance at the Annual Meeting if required by appropriate governmental orders and as developments occur.

Sincerely,

Kevin M. O’Connor
President and Chief Executive Officer

BRIDGE BANCORP, INC.

2200 Montauk Highway, P.O. Box 3005

Bridgehampton, NY 11932

NOTICE OF ANNUAL MEETING

TO BE HELD JUNE 2, 2020

To the Shareholders of Bridge Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bridge Bancorp, Inc. will be held at BNB Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Tuesday,  June 2, 2020, at 11:00 a.m., for the purpose of considering and voting on the following matters:

1)	The election of four Directors to the Company’s Board of Directors, to hold office for a term of three years, and until their successors are elected and qualified;
2)	An advisory (non-binding) vote to approve our executive compensation as described in the proxy statement;
3)	The ratification of the appointment of Crowe LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2020; and

such other business as may properly come before the Annual Meeting or any adjournments thereof. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, including all adjournments of the Annual Meeting. Only those shareholders of record at the close of business on April 24, 2020 shall be entitled to notice of and to vote at the Annual Meeting.

The Board of Directors believes that the election of the director nominees, the advisory (non-binding) vote to approve executive compensation, and the ratification of the appointment of Crowe LLP as the Company’s Independent Registered Public Accounting Firm, are in the best interests of the Company and its shareholders and unanimously recommends a vote FOR proposals 1, 2, and 3.

EACH SHAREHOLDER IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE ELECTRONICALLY AS PROVIDED IN THE INSTRUCTIONS INCLUDED HEREWITH.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 2, 2020 - THIS PROXY STATEMENT AND OUR 2019 ANNUAL REPORT ON FORM 10‑K ARE EACH AVAILABLE AT http://www.edocumentview.com/BDGE.

By order of the Board of Directors

Howard H. Nolan

Senior Executive Vice President, Chief Operating Officer and Corporate Secretary

April 28, 2020

Bridgehampton, New York

IN LIGHT OF THE ONGOING HEALTH CONCERNS RELATING TO THE CORONAVIRUS DISEASE 2019 (COVID-19) AND TO BEST PROTECT THE HEALTH OF OUR EMPLOYEES, SHAREHOLDERS AND COMMUNITY, WE ARE REQUESTING THAT SHAREHOLDERS CONSIDER THE REQUIREMENTS OF FEDERAL AND STATE GOVERNMENTAL AGENCIES WHEN DECIDING WHETHER OR NOT TO ATTEND THE ANNUAL MEETING IN PERSON THIS YEAR. SHAREHOLDERS CAN CALL INTO THE FOLLOWING NUMBER TO LISTEN TO THE MEETING LIVE: 1-844-746-0738. PARTICIPANTS WILL BE ASKED TO JOIN INTO THE BRIDGE BANCORP BDGE CALL. WE MAY BE REQUIRED TO TAKE FURTHER ACTIONS TO LIMIT ATTENDANCE AT THE ANNUAL MEETING IF REQUIRED BY APPROPRIATE GOVERNMENTAL ORDERS AND AS DEVELOPMENTS OCCUR.

BRIDGE BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 2, 2020

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is being furnished to shareholders of Bridge Bancorp, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at BNB Bank (the “Bank”), 2200 Montauk Highway, Bridgehampton, New York 11932, on June 2, 2020 at 11:00 a.m. or any adjournments thereof. The 2019 Annual Report to Shareholders, including the consolidated financial statements for the year ended December 31, 2019, accompanies this Proxy Statement.

Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed envelope, or to vote electronically. Shareholders should indicate their votes in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, executed proxies will be voted FOR the election of the director nominees specified in this Proxy Statement; FOR the approval of executive compensation; and FOR the ratification of Crowe LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2020.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers discretionary authority on the designated proxy holder to vote the shares in accordance with their best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof.

A proxy may be revoked at any time prior to its exercise by the filing of written revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting, filing a revocation with the Secretary and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, by telephone or by facsimile, by Directors, officers and employees of the Company, without additional compensation therefore.

This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 28,  2020.

COVID-19 PANDEMIC CONSIDERATIONS

In light of the ongoing health concerns relating to the Coronavirus Disease 2019 (COVID-19) and to best protect the health of our employees, shareholders and community, we are requesting that shareholders consider the requirements of federal and state governmental agencies when deciding whether or not to attend the Annual Meeting in person this year. Shareholders can call into the following number to listen to the meeting live: 1-844-746-0738. Participants will be asked to join into the Bridge Bancorp BDGE call. We may be required to take further actions to limit attendance at the Annual Meeting if required by appropriate governmental orders and as developments occur.

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VOTING SECURITIES

The securities which may be voted at the Annual Meeting consist of shares of Common Stock of the Company (the “Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting. The close of business on April 24, 2020 has been fixed by the Board of Directors as the record date (“Record Date”) for the determination of shareholders entitled to notice of and to vote at this Annual Meeting or any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 19,721,892 shares. The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at this Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Company and the Securities and Exchange Commission (“SEC”) regarding such beneficial ownership. The following table sets forth, as of April 24, 2020, certain information as to the shares of Common Stock owned by persons who beneficially own more than five percent of the issued and outstanding shares of Common Stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of Common Stock as of April 24, 2020.

	Number of Shares Owned		Percentage of
Name and Address	and Nature of Beneficial		Outstanding
of Beneficial Owner	Ownership		Shares

T. Rowe Price Associates, Inc.
100 E. Pratt Street	2,448,337	(1)	12.4%
Baltimore, MD 21202

Basswood Capital Management L.L.C.
645 Madison Avenue, 10th Floor	2,308,900	(2)	11.7%
New York, NY 10022

BlackRock, Inc.
55 East 52nd Street	1,186,771	(3)	6.0%
New York, NY 10055

(1)

Represents the total shares of Common Stock collectively beneficially owned by T. Rowe Price Associates, Inc. and certain other reporting persons as described in the Schedule 13G/A filed jointly on February 14, 2020 with the SEC.

(2)	Represents the total shares of Common Stock collectively beneficially owned by Basswood Capital Management, L.L.C., Matthew Lindenbaum, Bennett Lindenbaum and certain other reporting persons.
(3)	Represents the total shares of Common Stock collectively beneficially owned by Blackrock, Inc. as described in the Schedule 13G/A filed February 5, 2020 with the SEC.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of Directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for all or any of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

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As to the advisory vote for the approval of the compensation paid to our named executive officers (“NEOs”), and the ratification of Crowe LLP as our Independent Registered Public Accounting Firm, by checking the appropriate box, a shareholder may: (i) vote “FOR” the item; (ii) vote “AGAINST” the item; or (iii) “ABSTAIN” from voting on such item. The approval of these matters will be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked “ABSTAIN.”

Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board of Directors.

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PROPOSAL I - ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of twelve (12) members. The Board is divided into three equal classes (Class A, B, and C). Each year one class of Directors is elected to serve for a three-year term and until their respective successors shall have been elected and qualified.

The Board of Directors has nominated Charles I. Massoud, Raymond A. Nielsen, Kevin M. O’Connor and Thomas J. Tobin for election as Class C Directors, each for a term of office expiring in 2023, and until their successors are elected and qualified. It is intended that the proxies solicited on behalf of the Board of Directors will be voted at the Annual Meeting for the election of each of these nominees (other than proxies in which the vote is withheld as to any nominee). If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why a nominee would be unable to serve, if elected.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

The following table sets forth certain information, as of April 24, 2020, regarding the Board of Directors and each NEO identified in the summary compensation table included elsewhere in this Proxy Statement.

			Shares of
			Common Stock of
			the Company
		Director of the Company	Beneficially
Name and Age	Position Held	Since	Owned(1)		Percent
Nominees for Director
Class C (term to expire in 2023)
Charles I. Massoud Age 75	Director	2002	23,741		*
Raymond A. Nielsen Age 69	Director	2013	11,694		*
Kevin M. O’Connor Age 57	President and Chief Executive Officer, Director	2007	171,250	(2)	*
Thomas J. Tobin Age 75	Director	1989	21,511		*

Continuing Directors
Class A (term to expire in 2021)
Dennis A. Suskind Age 77	Director, Vice Chairman of the Board	2002	67,683		*
Albert E. McCoy, Jr. Age 56	Director	2008	145,850		*
Christian C. Yegen Age 76	Director	2015	99,684		*
Matthew Lindenbaum Age 57	Director	2018	2,306,943	(3)	11.7%

Class B (term to expire in 2022)
Marcia Z. Hefter Age 76	Director, Chairperson of the Board	1989	91,542		*
Emanuel Arturi Age 74	Director	2008	28,926		*
Rudolph J. Santoro Age 75	Director	2009	23,365		*
Daniel Rubin Age 71	Director	2015	84,255	(4)	*

Executive Officers
who are not Directors
Howard H. Nolan Age 59	Senior Executive Vice President, Chief Operating Officer and Corporate Secretary		63,984	(5)	*
Kevin L. Santacroce Age 51	Executive Vice President and Chief Lending Officer		38,480	(6)	*
John M. McCaffery Age 55	Executive Vice President, Chief Financial Officer and Treasurer		31,754	(7)	*
James J. Manseau Age 56	Executive Vice President and Chief Retail Banking Officer		43,095	(8)	*

All Directors, Director nominees and Executive Officers as a Group (16 persons)			3,253,756	(9)	16.5%

*Represents less than 1%

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(1)

Includes shares as to which a person (or his/her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. See “Stock Ownership Guidelines” included in the Compensation Discussion and Analysis.

(2)

Includes 13,636 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 18,929 shares that can be acquired through the exercise of vested stock options.

(3)

Represents the total shares of Common Stock collectively beneficially owned by Matthew Lindenbaum and Basswood Capital Management, LLC, with respect to which Mr. Lindenbaum serves as a Principal, Managing Member and Portfolio Manager. As described in the Schedule 13D/A filed on December 18, 2017 with the SEC with respect to the Company’s Common Stock, each of Basswood Capital Management, LLC, Matthew Lindenbaum and Bennett Lindenbaum may be deemed to be part of a “group” with such other reporting persons. As of April 24, 2020, the group collectively beneficially own 2,308,900 shares of the Company’s Common Stock.

(4)	Director Rubin had pledged 15,489 shares of Common Stock as additional collateral for a loan.
(5)

Includes 4,190 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 8,679 shares that can be acquired through the exercise of vested stock options.

(6)

Includes 3,959 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 8,526 shares that can be acquired through the exercise of vested stock options.

(7)

Includes 3,623 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 8,526 shares that can be acquired through the exercise of vested stock options.

(8)

Includes 3,623 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 8,021 shares that can be acquired through the exercise of vested stock options.

(9)

Includes 29,041 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 52,681 shares that can be acquired through the exercise of vested stock options.

The business experience of each of the Company’s directors, NEOs and persons nominated to be elected as directors, as well as the qualifications, attributes and skills that led the Board of Directors to conclude that each director should serve on the Board are as follows:

Directors

Marcia Z. Hefter

Ms. Hefter is senior counsel in the law firm Esseks, Hefter, Angel, Di Talia & Pasca, LLP located in Riverhead, New York. She is Chairperson of the Company’s Board of Directors and serves on the Compensation Committee. Ms. Hefter has been a Director of the Company since 1989 and a Director of the Bank since 1988. Ms. Hefter is a graduate of Boston University and New York University School of Law. Ms. Hefter’s background as a lawyer and long standing service as a Director provides the Board of Directors with a unique perspective and counsel in its oversight of the Company.

Dennis A. Suskind

Mr. Suskind is a retired General Partner of Goldman Sachs & Co. He is Vice Chairperson of the Company’s Board of Directors and serves on the Audit Committee as a financial expert and as Chairperson of the Risk Committee and Corporate Governance and Nominating Committees. He has been a Director of the Company since 2002. Mr. Suskind is also a Director of the Chicago Mercantile Exchange and serves as a member on its Audit, Compensation, Finance, and Executive Committees and is Chairperson of its Risk Committee. Mr.  Suskind is also a board member of Navistar Corporation and the Chairperson of its Compensation Committee. His considerable experience in investment banking, capital markets and his service on the Board of Directors of another large publicly traded company are valuable to the Board of Directors in many ways, including its assessment of the Company’s sources and uses of capital.

Emanuel Arturi

Mr. Arturi is a retired Executive Vice Chairman of Knowledgent Group Inc., a business and technology consulting company. Mr. Arturi previously was co-founder of BusinessEdge Solutions Inc., a national consulting firm specializing in financial services, communications and life science industries. He was appointed to the Company’s Board in January 2008 and is Chairperson of the Compensation Committee. He is a graduate of Montclair State University and Fairleigh Dickinson University. Mr. Arturi’s business and technology experience and familiarity with the communities served by the Company provide a broad business perspective to the Board of Directors.

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Matthew Lindenbaum

Mr. Lindenbaum is Principal, Managing Member and Portfolio Manager of Basswood Capital Management, LLC. Mr. Lindenbaum previously served as Vice Chairman of Community National Bank (“CNB”) and was a director at CNB from 2005 to 2015. He has also served as a Director of Hudson Valley Holding Corp from 2014 to 2015. Mr. Lindenbaum is an experienced investor in community banks and his investor background and experience along with his service on the Board of Directors of other community banks are considered valuable attributes for service on the Board.

Charles I. Massoud

Mr. Massoud is President of Paumanok Vineyards located in Aquebogue, New York and President of Palmer Winery LTD. located in Riverhead, New York. Mr. Massoud serves as a member of the Audit Committee and Corporate Governance and Nominating Committee, the Chairperson of the Loan Approval Committee, and has served as a Director of the Company since 2002. Mr. Massoud is a graduate of the Wharton School of the University of Pennsylvania and worked for IBM for nearly 20 years as a marketing executive. Mr. Massoud’s extensive knowledge of local markets, educational background, and business experience benefits the Board of Directors in its oversight of strategic planning and business development.

Albert E. McCoy, Jr.

Mr. McCoy is President of W. F. McCoy Petroleum Products Inc. and the McCoy Bus Company located in Bridgehampton, New York. Mr. McCoy is a member of the Compensation Committee and has served as a Director since April 2008. He is a graduate of George Washington University and a long standing shareholder of the Company. Mr. McCoy brings to the Board of Directors an extensive knowledge of local markets and the communities served by the Company which gives him unique insights into the Company’s lending challenges and opportunities.

Raymond A. Nielsen

Mr. Nielsen is a Director of CVD Equipment Corp. He previously served as the Director of Finance for the Beechwood Organization responsible for Project and Corporate Finance including Strategic Planning Initiatives. Mr. Nielsen is the former CEO of Reliance Federal Savings Bank, Herald National Bank, and a 45 year veteran of the banking industry. Mr. Nielsen is a member of the Compensation Committee and has served as a Director since November 2013. Mr. Nielsen also served as a director of North Fork Bancorporation and its subsidiary North Fork Bank for 6 years where he chaired the Compensation and Audit Committees and also served as lead independent director. Mr. Nielsen’s extensive banking and real estate development experience and knowledge of the communities served by the Company, provides a valuable resource to the Board of Directors.

Daniel Rubin

Mr. Rubin was a former member of the Board of Directors of Community National Bank (“CNB”) who was appointed to the Board in June 2015. Mr. Rubin is a founding Board Member of the former Community State Bank of Teaneck, New Jersey. His business experience includes Board Chairmanship of two New York Stock Exchange companies, and many private business ventures. Mr. Rubin is a Board Member and past President of the United Jewish Appeal of Northern New Jersey; past President and Trustee of the JCC on the Palisades in Tenafly, New Jersey; a former Board Member of Englewood Hospital and Medical Center in Englewood, New Jersey; and current Chairman of the National Coalition supporting Eurasian Jews. Mr. Rubin brings to the Board of Directors an extensive knowledge of the New York City and New Jersey real estate markets and the communities served by the Company which gives him unique insights into the Company’s lending challenges and opportunities.

Rudolph J. Santoro

Mr. Santoro is a retired Partner of Deloitte LLP, where he served as a National Industry Director of the Publishing and Media Industry. Mr. Santoro was appointed to the Board in June 2009 and serves as the Chairperson of the Audit Committee. Mr. Santoro is a graduate of Long Island University and is a Certified Public Accountant with approximately 38 years of public accounting experience. He also serves as Vice President of the Suffolk County Council of the Boy Scouts of America and as an Emeritus Board Member of Big Brother/Big Sisters of New York City. Mr. Santoro’s background in public accounting enhances the Board of Director’s oversight of financial reporting and disclosure issues.

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Thomas J. Tobin

Mr. Tobin retired as President Emeritus and Special Advisor to the Board on March 2, 2010. Prior to January 1, 2008, Mr. Tobin was President and Chief Executive Officer, a position he held for 21 years. Mr. Tobin has served as a Director of the Company since 1989 and as a Director of the Bank since 1986. Mr. Tobin’s former position as President and Chief Executive Officer of the Company, extensive banking experience and knowledge of the communities served by the Company, provides a valuable resource to the Board of Directors.

Christian C. Yegen

Mr. Yegen was a former member of the Board of Directors of CNB who was appointed to the Board in June 2015. Mr. Yegen was also on the board of the former Community State Bank of Teaneck, New Jersey. His diverse business experience includes 16 years as the Chairman of Yegen Holdings Corp., which was eventually sold to an investor group. He holds an apartment portfolio of over 1,000 units, owned and managed in northeast New Jersey. He received his undergraduate degree from Brown University and is a graduate of New York University School of Law. Mr. Yegen brings to the Board of Directors an extensive knowledge of the New York City and New Jersey real estate markets and the communities served by the Company which gives him unique insights into the Company’s lending challenges and opportunities.

NEOs Who Are Directors

Kevin M. O’Connor

Mr. O’Connor is President and Chief Executive Officer of the Company. He joined the Company in October 2007 as President and Chief Executive Officer Designee and Director. On January 1, 2008, he became President and CEO. Prior to joining the Company, Mr. O’Connor served as Executive Vice President and Treasurer of North Fork Bancorporation, Inc. from 1997 through 2007. Mr. O’Connor is a graduate of Adelphi University. Mr. O’Connor’s background and extensive banking experience provides a valuable resource to the Board of Directors.

NEOs Who Are Not Directors

Howard H. Nolan

Mr. Nolan is Senior Executive Vice President, Chief Operating Officer and Corporate Secretary. He previously served as Chief Administrative & Financial Officer of the Company. Mr. Nolan is a Certified Public Accountant and joined the Board as a Director in 2003 and was appointed Chief Operating Officer in June 2006. Prior to 2006, Mr. Nolan was Vice President of Finance and Treasurer for Gentiva Health Services, Inc. and held various management positions at Long Island Savings Bank and was Senior Audit Manager at KPMG. Mr. Nolan is a graduate of Dowling College.

Kevin L. Santacroce

Mr. Santacroce is Executive Vice President and Chief Lending Officer of the Company. Mr. Santacroce joined the Company in March 1997 as Assistant Cashier and Credit Administrator. In January 2004, Mr. Santacroce was promoted to Senior Vice President and Chief Lending Officer. Mr. Santacroce is a graduate of Bryant University.

John M. McCaffery

Mr. McCaffery is Executive Vice President, Chief Financial Officer and Treasurer. Mr. McCaffery joined the Company in 2012 as Senior Vice President and Treasurer, was promoted to Executive Vice President in 2014 and appointed Chief Financial Officer in 2016. Prior to his service at the Company, Mr. McCaffery was the Treasurer of State Bank of Long Island. Mr. McCaffery is a graduate of Hofstra University.

James J. Manseau

Mr. Manseau is Executive Vice President and Chief Retail Banking Officer of the Company. Mr. Manseau joined the Company as Senior Vice President and Chief Retail Banking Officer in March 2008. Prior to joining the Company, Mr. Manseau served as a Divisional Senior Vice President with North Fork Bancorporation, Inc. and Capital One. Mr. Manseau is a graduate of the State University of New York at Farmingdale.

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DIRECTOR NOMINATIONS

The Board of Directors has established a Corporate Governance and Nominating Committee for the selection of Directors to be elected by the shareholders. Nominations of Directors to the Board are recommended by the Committee and determined by the full Board of Directors. The Board believes that it is appropriate to have the input of all Directors with respect to the candidates to be considered for election to the Board by the shareholders. In this regard, the Board believes that each individual director has a unique insight into the operations of the Company and the Bank, the communities in which we operate, and the needs of the Company with respect to Board membership.

The Board has determined that, except as to Mr. O’Connor, each member of the Board is an “independent director” within the meaning of the corporate governance listing standards of the Nasdaq Stock Market. Mr. O’Connor is not considered independent because he is an employee of the Company. In reaching independence determinations of other Directors, the Board considered loans outstanding that were made on the same terms as available to others and as to the independence of Mr. Tobin, noted that the continuing compensation he receives from the Company for his prior employment as an executive officer, which employment ceased on March 2, 2010, is non-discretionary and not contingent on continuing service.

The Company’s Corporate Governance and Nominating Committee Charter outlines the nomination process and is available on the Company’s website, www.bnbbank.com. The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of gaining new perspectives. The Committee coordinates annual performance evaluations for the board of directors. All nominees for director currently serve on the Board. If any member of the Board does not wish to continue in service, or if the Committee decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. The Board would seek to identify a candidate who at a minimum satisfies the following criteria:

•	Has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;
•	Has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;
•	Is willing to devote the necessary time to the work of the Board and its Committees, which includes being available for Board and Committee meetings;
•	Is familiar with the communities in which the Company operates and/or is actively engaged in community activities;
•	Is involved in other activities or interests that do not create a conflict with their responsibilities to the Company and its shareholders; and
•	Has the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a group, and not primarily a special interest group or constituency.

The charter of the Corporate Governance and Nominating Committee was amended in 2019 to provide that diversity, inclusive of gender, race and ethnicity, shall be part of the selection criteria for determining the individuals to be considered for election and re-election to the Board.  Further, the amended charter provides that the Corporate Governance and Nominating Committee shall endeavor in good faith to include women and people of color in each candidate pool for a position on the Board and in senior management.  There is currently one woman on the Board of Directors and no persons of color.

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PROCEDURES FOR THE NOMINATION OF DIRECTORS BY SHAREHOLDERS

The Board has adopted procedures for the submission of director nominees by shareholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Board will consider candidates submitted by a shareholder. Shareholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932. The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•

The name and address of the shareholder as they appear on the Company’s books, and number of shares of Common Stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

•

The name, address and contact information for the candidate, and the number of shares of Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of shareholder ownership should be provided);

•	A statement of the candidate’s business and educational experience;
•	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
•	A statement detailing any relationship between the candidate and the Company;
•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;
•	Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a shareholder for presentation by the shareholder at an annual meeting of shareholders must comply with the procedural and informational requirements described in “Advance Notice of Business or Nominations to Be Brought Before an Annual Meeting.”

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

A shareholder of the Company who wants to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932, Attention:  Board Administration.

The letter should indicate that the author is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:

•	Forward the communication to the Director or Directors to whom it is addressed;
•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Corporate Secretary shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors.

CODE OF ETHICS

The Board has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller,

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or persons performing similar functions. The Code of Ethics is available on the Company’s website, www.bnbbank.com. Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.

BOARD MEETINGS AND COMMITTEES

The following three standing committees facilitate and assist the Board in executing its responsibilities:  the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The table below shows current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Rudolph J. Santoro*	Emanuel Arturi*	Dennis A. Suskind*
Charles I. Massoud	Marcia Z. Hefter	Charles I. Massoud
Raymond A. Nielsen	Albert E. McCoy, Jr.	Rudolph J. Santoro
Daniel Rubin	Raymond A. Nielsen	Raymond A. Nielsen
Dennis A. Suskind	Matthew Lindenbaum	Matthew Lindenbaum

*  Committee Chairperson

The business of the Board of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their Committees. The Board of Directors of the Company and the Bank meets monthly, or more often as may be necessary. The Board of Directors of the Company and the Bank met 24 times during 2019. No Director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of Committee meetings on which he or she served during 2019, including Board and Committee meetings of the Bank and the Company. Although it has no official policy, the Board strongly encourages each of its members to attend the Annual Meeting of Stockholders. All persons serving on the Board of Directors at the time of the Annual Meeting of Stockholders held on May 3, 2019 attended the meeting.

BOARD LEADERSHIP AND RISK OVERSIGHT

Board Leadership Structure

The Board historically has been chaired by an independent director, rather than the chief executive officer. The current chairperson is Ms. Marcia Hefter. The Board of Directors believes that the non-executive chair structure helps to distinguish the role of the chairperson, in managing the board, which in turn serves in an oversight capacity, from the responsibilities of the chief executive officer in managing the operations of the Company.

The Role of the Board in Risk Oversight

The entire Board of Directors is engaged in risk management oversight. The Risk and Audit Committees assists the Board of Directors in its oversight of the Company’s corporate-wide risk management and in identifying, measuring, monitoring, and managing risks, and as to the Audit Committee in particular, material financial risks. The Bank’s Enterprise Risk Committee receives regular reports from the Compensation, Credit, ALCO, Operational and Compliance Risk Committees of the Board. In addition, the Enterprise Risk Management Committee (“ERMC”), provides regular reports as to the actions taken by management to adequately address those risks.

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THE AUDIT COMMITTEE

The Audit Committee consists of Directors Santoro (Chairperson), Massoud, Nielsen, Rubin, and Suskind. Each member of the Audit Committee is considered “independent” as defined in the NASDAQ® corporate governance listing standards and under SEC Rule 10A‑3. The duties and responsibilities of the Audit Committee include, among other things:

•	Retaining, overseeing and evaluating the Independent Registered Public Accounting Firm to audit the annual consolidated financial statements of the Company;
•	Overseeing the Company’s financial reporting processes in consultation with the Independent Registered Public Accounting Firm and the internal audit function;
•

Reviewing the annual audited consolidated financial statements, quarterly financial statements and the Independent Registered Public Accounting Firm’s report with management and the Independent Registered Public Accounting Firm and recommending inclusion of the annual audited consolidated financial statements in the Company’s annual report on Form 10‑K;

•	Maintaining direct lines of communication with the Board of Directors, management, internal audit staff and the Independent Registered Public Accounting Firm;
•	Overseeing the internal audit function and reviewing management’s administration of the system of internal accounting controls;
•	Approving all engagements for audit and non-audit services by the Independent Registered Public Accounting Firm; and
•	Reviewing the adequacy of the Audit Committee charter.

The Audit Committee met nine times during 2019. The Audit Committee reports to the Board on its activities and findings. The Board of Directors has determined that Rudolph Santoro and Dennis Suskind are “Audit Committee Financial Experts” as that term is used in the rules and regulations of the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter of the Audit Committee is available on the Company’s website, www.bnbbank.com.

Management is responsible for the preparation of the Company’s consolidated financial statements and their assessment of the design and effectiveness of the Company’s internal control over financial reporting. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.

In discharging its responsibilities, the Audit Committee has:

•	Reviewed and discussed with management, and the Independent Registered Public Accounting Firm, the Company’s audited consolidated financial statements for the year ended December 31, 2019;
•	Reviewed and discussed with the Independent Registered Public Accounting Firm all matters required to be discussed under the applicable requirements of the PCAOB; and
•

Received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm’s communications with the audit committee concerning independence, and has discussed with the Independent Registered Public Accounting Firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019 and filed with the SEC. In addition, the Audit Committee selected Crowe LLP to be the

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Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2020, subject to the ratification of this appointment by the shareholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by Audit Committee members:

Rudolph J. Santoro, Chairperson
Charles I. Massoud
Raymond A. Nielsen Daniel Rubin
Dennis A. Suskind

THE COMPENSATION COMMITTEE

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibilities relating to the compensation and benefits provided to the Company’s executive management and to review, administer, evaluate and recommend the benefit plans and overall compensation for the Company. The Compensation Committee met seven times in fiscal year 2019. The Compensation Committee consists of Directors Arturi (Chairperson), Hefter, McCoy Jr., Nielsen, and Lindenbaum. Each member is considered independent as defined in the NASDAQ® corporate governance listing standards. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website, www.bnbbank.com.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	Establish, review, and modify from time to time as appropriate the overall compensation philosophy of the Company;
•

Review, evaluate and recommend Company objectives relevant to the CEO’s compensation; evaluate CEO performance relative to established goals; and review, evaluate and recommend to the full Board of Directors, the CEO’s compensation;

•

Review, evaluate and recommend goals relevant to the compensation of the Company’s other executive management personnel; and review such officers’ performance in light of these goals and determine (or recommend to the full Board of Directors for determination) such officers’ cash and equity compensation based on this evaluation;

•

Review, evaluate and recommend, in consultation with the corporate governance committee, the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board;

•	Administer the Company’s stock benefit plans; and
•	Review and oversee incentive compensation arrangements of the Bank to ensure they are balanced relative to incentives and risk objectives.

Compensation recommendations for the President and Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Lending Officer (“CLO”), Chief Retail Banking Officer (“CRO”) and Chief Financial Officer (“CFO”), collectively known as NEOs, are made by the Compensation Committee to the Board of Directors. Decisions regarding non-equity compensation for the other officers are made under the authority of the Company’s CEO. The Committee has engaged McLagan, an outside and independent national compensation consulting firm, to assist in the annual review of its incentive compensation arrangements for the NEOs and all other employee groups of the Bank. McLagan has not provided any other services for the Company.

At the request of the Committee, Compensation Committee meetings are regularly attended by the CEO, COO, CFO and Chief Talent Officer (“CTO”). At each meeting, the Compensation Committee meets in executive session, which excludes

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executive management. The Compensation Committee’s Chairperson reports the Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance department support the Compensation Committee in its duties and, along with the CEO, COO, CFO, and CTO, may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

In addition, the Compensation Committee engaged McLagan to assist in the review of potential risks stemming from the Company’s compensation programs. McLagan conducted a comprehensive review and evaluation of incentive plans covering all employees of the Company. The review included an evaluation of the design features of each plan, the governance and oversight aspects of each plan, the mix of cash and equity incentives opportunities, the use of performance metrics, the performance periods and time horizon of each plan, the various termination provisions associated with the plans, and other dimensions of the plans deemed relevant for the risk review process. McLagan reviewed the results of its assessment with the Committee and with management. Based on the results of the independent assessment by McLagan and the assessment of risks by the Committee, the Board has determined that the Company’s compensation policies, practices and programs do not promote excessive risk taking or pose risks that are reasonably likely to have a material adverse effect on Bridge Bancorp, Inc.

The Compensation Committee considered the independence of McLagan, in light of SEC rules and NASDAQ listing standards. The Committee requested and received a report from McLagan addressing the independence of McLagan and its consultants, including the following factors: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the consultants and a member of the Committee; (5) any company stock owned by the consultants; and (6) any business or personal relationships between our executive officers and the consultants. The Committee discussed these considerations and concluded that the work performed by McLagan and its consultants involved in the engagements did not raise any conflict of interest and that McLagan has served as an independent compensation consultant.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Arturi (Chairperson), Hefter, McCoy, Jr., Nielsen, and Lindenbaum. None of these directors was during 2019, or is formerly, an officer of the Company. During the year ended December 31, 2019, the Company had no “interlocking” relationships in which any executive officer of the Company is a member of the board of directors or compensation committee of another entity, one of whose executive officers is a member of the Company’s Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary goals of the Compensation Committee (“Committee”) for 2019 were consistent with its established philosophy of providing compensation arrangements for executive officers that are designed to attract and retain executives who can perform and manage the Company in the shareholders’ best interest. These compensation arrangements are designed to be aligned with the performance of the Company both on a short-term and long-term basis and are based on individual contributions and the Company’s performance.

Company Performance

Our Company has experienced significant growth in assets, deposits and earnings over the past five years while maintaining very favorable credit quality.

In 2019, the management team continued to grow our Company and take advantage of opportunities available in our marketplace. The Committee views the performance in 2019 as a continuation of performance at a very high level as shown below:

•

Performance: Reported returns on average assets and equity for 2019 were 1.10% and 10.84%, respectively, and the Company’s net income was $51.7 million, or $2.59 per share compared to $39.2 million or $1.97 per share reported in 2018. The 2018 results included several one-time charges: (i) a second quarter 2018 balance

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sheet restructure and fourth quarter office relocation and consolidation resulting in total charges of $6.8 million after tax, and (ii) a $6.9 million after tax charge related to the fraudulent conduct of a business customer through their deposit accounts at the Bank.

•

Growth Strategy: The Company has continued its disciplined growth strategy delivering growth in both loans and demand deposits. During 2019, the Company experienced growth in loans of $404.5 million, or 12.4% and while total deposits decreased $71.7 million or 1.8%.  The decrease in total deposits is the result of a strategic decision to allow higher cost brokered deposits and 1031 exchange funds to run off. Demand  deposits increased $70.4 million or 4.9%. At December 31, 2019, the Company had total assets of $4.9 billion, including $3.7 billion in loans, $3.8 billion in deposits and 39 branches from Montauk to Manhattan.

•

Credit Quality: The Company recognized net charge-offs of $4.3 million for 2019, compared to net charge-offs of $2.1 million for the full year 2018. The charge-offs in 2019 relate primarily to the $3.7 million charge-off related to one CRE loan totaling $16.3 million which was written down to the loan’s estimated fair value of $12.6 million and moved into loans held for sale in June 2019. The charge-offs in 2018 resulted from the charge-off of one loan which was fully reserved for and partial charge-offs recognized on eleven taxi medallion loans attributable to payoff settlements we accepted. The ratio of allowance for loan losses to non-accrual loans was 750% and 1,119% at December 31, 2019 and 2018, respectively. At December 31, 2019, the Company’s non-performing assets were $4.4 million, or 0.09% of total assets, compared to $3.0 million, or 0.06% of total assets, at December 31, 2018. Non-performing assets remain significantly better than peers.

•

Capital Management and Dividend Payments: The Company has attracted and retained access to the capital and debt markets, and generated capital through retained earnings, increasing stockholders’ equity $322 million since December 31, 2014. This capital was deployed to support the growth associated with the acquisition of CNB in June 2015, as well as organic growth. In 2019, the Company paid four quarterly dividends to shareholders totaling $0.92 per share. In January 2020, the Company increased its quarterly dividend by 4% to $0.24 per share. This continues the Company’s long term trend of uninterrupted dividends.

•

Long-Term Performance: From January 1, 2015 to December 31, 2019, the Company’s tangible book value has increased $5.39 per share, or 38%, and the Company’s assets have grown $2.6 billion, or 115%, from approximately $2.3 billion to $4.9 billion.

Key Compensation Decisions – Executive Summary

Increased Base Salaries – Based upon a review of compensation paid to executives in the proxy peer group and in light of Company and individual performance for 2019, the Committee and Board adjusted salaries for 2020 for the NEOs as follows:

	2020	2019	% Increase
Kevin M. O’Connor	$750,000	$700,000	7%
John M. McCaffery	$390,000	$375,000	4%
Howard H. Nolan	$375,000	$365,000	3%
Kevin L. Santacroce	$380,000	$365,000	4%
James J. Manseau	$345,000	$330,000	5%

Payments Under the Short Term Incentive Plan: The primary performance vehicle for the Bank is the Short Term Incentive Program (“STIP”). The STIP is based 100% on absolute measures established by the Compensation Committee and Board. The board retains 20% discretion. The STIP establishes threshold, target and maximum performance criteria for each performance goal. The Company must achieve threshold performance level in order for a minimum payout to occur.  For 2019, the Company’s performance achievement was 72% of maximum based on reported results. After consideration of the impact of certain strategic decisions on the reported results, including the intentional run-off of higher cost broker and 1031 deposits and the sale and runoff of lower yielding investments, the Board determined STIP was awarded at 92% achievement inclusive of 20% board discretion, as provided in the plan. This achievement is between target and maximum performance compared to 62% achievement in 2018. No discretion was awarded by the Board in 2018. The Plan awards for 2019 were paid 100% in cash for all NEOs except for Mr. O’Connor who received 80% in cash and 20% in restricted

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stock. Please see “Short Term Incentive Program” under the section “2019 Executive Compensation Components” for more details.

Long Term Incentive Plan: During 2019, in accordance with the Long Term Incentive Plan (“LTI Plan”), the Board granted long term stock awards including performance based awards. The awards are determined by the Committee and Board within a specified target range of between 30‑60% of salary. The LTI Plan includes 60% performance based awards and 40% time vested awards. The performance based awards are in the form of 30% Performance Share Units (“PSUs”) and 30% premium priced stock options. The PSUs cliff vest after three years contingent upon the achievement of the Board established 3 year EPS goals, subject to adjustment up or down based upon the Company’s 3 year total shareholder return (“TSR”) relative to peer banks. The stock options reflect an exercise price at a 10% premium to the closing price at the date of grant. The time vested awards are in the form of restricted stock units (“RSUs”) and vest ratably over five years. Please see “Long Term Stock Incentive Program” and “Realizable Compensation” under the section “2019 Executive Compensation Components” for more details.

Chief Executive Officer Compensation:

•

Base Salary – In order to align his compensation with CEOs in the peer group and based on his individual performance and the performance of the Company for 2019, Mr. O’Connor received an increase in base salary for 2020. The Board increased Mr. O’Connor’s 2020 base salary 7% to $750,000 from $700,000 in 2019. Mr. O’Connor did not receive an increase in salary in 2018.

•

STIP Award  – For 2019, Mr. O’Connor earned an STIP award of 83% of base salary. This reflects personal achievement of 100% based on board determined performance achievement of 92%. This also represents 92% of the overall maximum payout opportunity of 90% of base salary. The STIP Award of $579,600 is paid 80% in cash, and 20% in restricted stock that was granted in February 2020 and vests ratably over three years. Mr. O’Connor’s 2019 payout opportunities as a percentage of base salary under the STIP remained the same as 2018.

•

LTI Plan – As noted above, the Board approved the grant of equity in 2019. Mr. O’Connor’s 2019 grant was based on a target amount of 60% of his salary. Under the LTI Plan, the awards are granted in the form of 30% PSUs, 30% premium priced stock options, and 40% in time vested RSUs. The PSUs cliff vest after three years and upon achievement of the performance goals, and the options vest ratably over three years, while time vested RSUs vest ratably over 5 years.

Other Named Executive Officer Compensation:

•	Base Salaries – As noted above, the Board increased base salaries between 3% and 5% for the other executives during 2020.
•

STIP Award – Each of the officers listed below received an STIP award of 55% of base salary. This reflects personal achievement of 100% based on board determined performance achievement of 92%. This also represents 92% of the overall maximum payout opportunity of 60% of base salary. All STIP Awards are paid 100% in cash.

•	LTI Plan - The other executives also participated in the LTI Plan described above with grants of equity in 2019.

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The Summary Compensation Table includes the cash portion of the STIP award earned in 2019, based on 2019 performance and paid in 2020, and restricted stock awards,  restricted stock units, performance share units and stock options granted on February 12, 2019 based on 2018 performance as presented below:

			2019 Cash	2019 Stock / RSU Awards								Total Stock	Total Stock
		2019 Cash	Incentive %	STIP		Long Term						RSU / Options	RSU / Options
NEO	2019 Base Salary	Incentive	Salary	Shares	$	PSUs	$	RSUs	$	Stock Options	$	Awards #	Awards $
Kevin M. O’Connor	$700,000	$463,680	66.2%	1,628	$52,320	3,187	$112,500	4,667	$150,000	22,277	$112,500	31,759	$427,320
John M. McCaffery	$375,000	$207,000	55.2%	810	$26,040	1,487	$52,500	2,178	$70,000	10,396	$52,500	14,871	$201,040
Howard H. Nolan	$365,000	$201,500	55.2%	810	$26,040	1,487	$52,500	2,178	$70,000	10,396	$52,500	14,871	$201,040
Kevin L. Santacroce	$365,000	$201,500	55.2%	810	$26,040	1,487	$52,500	2,178	$70,000	10,396	$52,500	14,871	$201,040
James J. Manseau	$330,000	$182,200	55.2%	382	$12,280	1,402	$49,500	2,054	$66,000	9,802	$49,500	13,640	$177,280

Shareholder Vote

At our 2019 annual meeting, 94.3% of our shareholders approved our “say-on-pay” resolution as to the executive compensation disclosed in last year’s proxy statement. The Company considered the shareholder advisory vote from the most recent annual meeting to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. As a result, the Compensation Committee retained its overall approach to executive compensation. The Company will continue to monitor the level of support for each say-on-pay proposal in the future and will consider this alongside other factors as it makes future executive compensation decisions.

Overview of the Compensation Plan

The Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is for the total compensation awarded to, earned by, and paid to our NEOs and “covered employees” to be fair, reasonable and competitive and to comply with the regulatory guidance on Sound Incentive Compensation Policies (“SICP”). Covered employees included senior executives as well as other employees who, either individually or as part of a group, have the ability to expose the Company or Bank to material amounts of risk. The Committee annually reviews the administration of the compensation plans.

Compensation Philosophy and Objectives

The compensation philosophy, established by the Committee, provides broad guidance on executive compensation and, more specifically, the compensation of the NEOs and other covered employees. The incentive compensation plans are designed to be consistent with safety and soundness standards and the regulatory guidance on SICP. The Plans include consideration of the following key principles:

•

Incentive compensation arrangements should provide employees with incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose the Company or Bank to imprudent risk;

•	These arrangements should be compatible with effective controls and risk management; and
•	These arrangements should be supported by strong corporate governance, including active and effective oversight by the Company’s Board of Directors.

The Committee engaged McLagan, which is part of the Rewards Solutions practice at AON plc, as its independent compensation consultant to review the design of the Company’s compensation plans and associated policies and procedures in light of the compliance requirements of the SICP.

The compensation philosophy includes:

•	Aligning shareholder value with compensation;
•	Providing a direct and transparent link between our performance and pay for the NEOs;
•	Aligning the interests of the Company’s senior executive officers with that of the shareholders through performance based incentive plans;

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•	Making wise use of the Company’s equity resources to ensure compatibility between management and shareholder interests; and
•	Awarding total compensation that is both reasonable and effective in attracting, motivating, and retaining key executives.

The compensation objectives of the Company and Bank, subject to experience and achieving plan performance, are to:

•	Pay base salaries to the Company’s senior executives at a level consistent with the Company’s performance related to the Company’s selected peer group (the market);
•	Provide total cash compensation (salary and cash incentive compensation) to the Company’s senior executives at a level consistent with performance related to market;
•	Provide total direct compensation (the sum of salary, cash incentives and equity incentives) at a level consistent with performance related to market, based on planned and cumulative performance;
•	Align senior management’s interest with that of shareholders by ensuring equity is a meaningful part of total incentive compensation; and
•	Comply with the SICP.

For NEOs, compensation comparisons are based on a peer group of banks, taking into consideration asset size, geographic location, and performance as well as internally developed goals. However, reasonable exceptions to this market comparison methodology are considered as appropriate by the Committee.

In addition, the Company’s compensation philosophy is to provide retirement benefits that are competitive with market practice.

We have considered the most recent shareholder say-on-pay advisory vote in determining compensation policies and decisions. In light of strong stockholder support, the Committee concluded that no material revisions were necessary to our executive officer 2019 compensation program. The Committee annually assesses the Company’s compensation program to ensure alignment with the strategic plan and overall risk profile.

Risk Assessment Process to Determine Covered Employees

Our management has reviewed all job positions to determine which positions have the ability to expose us to material risks. In determining whether an employee, or group of employees, may expose us to material risk, management considered the full range of inherent risks arising from or generated by, the employees’ activities, including Credit/Asset Quality, Asset Liability/Interest Rate Risk, Liquidity, Operational/Transactional, Compliance/Legal, Reputation and Strategic risks.

Risks are considered to be material if they are material to the Company or Bank, or a business line or operating unit of the Bank that is itself material to the Company or Bank.

Principle 1: Balanced Risk Taking Incentives

All covered employees’ incentive plans were evaluated to determine if the plans appropriately balance risk and financial results in a manner that does not encourage imprudent risks.

Principle 2: Compatibility with Effective Controls and Risk Management

The Bank’s risk management processes and internal controls reinforce and support the development and maintenance of balanced incentive compensation arrangements. These processes and controls include documentation to permit an audit of the effectiveness of the Bank’s process for establishing, modifying and monitoring incentive compensation arrangements.

Principle 3: Strong Corporate Governance

Our incentive compensation plans are supported by strong corporate governance, including active and effective oversight by the Committee and Board. In addition, the Committee reviews all incentive plans and has hired an independent compensation consultant, McLagan, to assess the incentive compensation arrangements for compliance with SICP. The Committee receives information and analysis from McLagan and management to allow the Committee and Board to assess

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whether the overall design and performance of the incentive compensation arrangements are consistent with the Company’s and Bank’s safety and soundness.

Role of CEO in Compensation Decisions

The CEO does not attend portions of the Committee and Board meetings during which his performance is being evaluated or his compensation is being determined. The CEO provides recommendations to the Committee and Board on the other NEOs compensation.  The Committee recommends, and the Board approves, all compensation decisions for the CEO as well as the other NEOs and approves recommendations regarding equity awards to certain officers of the Company. The NEOs annually review the performance and recommend compensation for senior management of the Company who are not NEOs.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and equity compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, McLagan’s annual review provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the NEOs and on the recommendations being made by the Company’s management for other key executives. In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded financial institutions that are comparable in asset size and performance (collectively, the “Compensation Peer Group”). When selecting the peer group, peer bank performance is taken into consideration. The key performance measures used in selecting the Company’s peer group are:

•	Asset Size
•	Geographic Location
•	Return on Average Equity (“ROAE”)
•	Non-Performing Assets as a Percentage of Total Assets
•	Loan Portfolio Focused on Commercial Lending

The Compensation Peer Group was reviewed by the Committee in 2018, and changes were made to replace previous peer banks that were acquired. Not all companies in the Compensation Peer Group reported data for each of our executive positions. The 22 companies comprising the Compensation Peer Group used to set fiscal year 2019 pay levels and to assess relative total shareholder return for 2019 PSU grants for the NEOs follows:

Compensation Peer Group
Access National Corp.	First of Long Island Corporation
Blue Hills Bancorp Inc.	Flushing Financial Corp.
Brookline Bancorp, Inc.	Hingham Institution for Savings
Bryn Mawr Bank Corp.	Kearny Financial Corp.
Camden National Corporation	Lakeland Bancorp, Inc.
Century Bancorp Inc.	Meridian Bancorp Inc.
CNB Financial Corp.	OceanFirst Financial Corp.
ConnectOne Bancorp, Inc.	Oritani Financial Corp.
Dime Community Bancshares, Inc.	Peapack-Gladstone Financial
Eagle Bancorp Inc.	Sandy Spring Bancorp Inc.
Enterprise Bancorp, Inc.	Univest Corporation of Pennsylvania

Market compensation comparisons were based primarily on information from the Compensation Peer Group. Market data was aged by an annualized factor of 3.0% to adjust for the historical nature of the data.

Each NEO’s current compensation was compared to the median of the applicable benchmark position within the Compensation Peer Group.  Overall base pay and the targeted level of total direct compensation was competitive with the market median (+/- 15% on average). A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. The Committee’s recommendations on granting restricted stock awards are based on

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the evaluation of the Company’s performance in connection with year-end results, the individual’s accomplishments and the position held by the individual.

2019 Executive Compensation Components

For fiscal year ended December 31, 2019, the principal components of compensation for NEOs were:

•	Base salary
•	Short term incentive program
•	Long term equity incentive compensation
•	Retirement and other benefits
•	Perquisites and other personal benefits

Base Salary

The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on his or her position and responsibility by using market data. Base salary ranges are designed so that salary opportunities for a given position will generally reflect +/- 15% of the market 50th percentile. The annual salary of the NEOs is reviewed annually by the Committee and Board of Directors. Base salaries for the NEOs for 2019 and 2018 follows:

	2019	2018	% Change
Kevin M. O’Connor	$700,000	$625,000	12%
John M. McCaffery	$375,000	$350,000	7%
Howard H. Nolan	$365,000	$350,000	4%
Kevin L. Santacroce	$365,000	$350,000	4%
James J. Manseau	$330,000	$330,000	-%

The increases in 2019 base salaries addressed individual performance as well as the general shortfall to market and brought the NEOs into a competitive range of base salaries paid to comparable positions in the peer group. Mr. O’Connor’s increase of 12% also reflects that he did not receive an increase in his salary in 2018.

Short Term Incentive Program

Each NEO has an incentive opportunity defined by a target incentive and range that is based on their role and competitive market practice. Incentive targets/ranges are expressed as a percentage of base salary and determined based on competitive market practice for similar roles in similar organizations. These target incentive awards for 2019 were not increased over the incentive opportunities established for 2018. The Board established the financial performance targets to be used in establishing awards under the STIP for fiscal 2019, as well as the percentage of base salary that can be earned by each category of officer based on the achievement of targets. The Plan is structured as follows:

Weighing %
Board Defined “Absolute” Goals
Profitability
EPS	25%
Adjusted Operating Expense to Average Assets	25%
50%
Growth
Deposits	20%
Loans	20%
40%
Asset Quality
NPA to Assets	10%

Total	100%

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The “absolute” goals are established by the Board and are measured based on the year ended December 31, 2019. The Board retains an additional 20% discretion. The “Adjusted” Operating Expense to Average Assets goal above is  consistent with the adjusted measures presented in the Company’s 2019 earnings release and excludes amortization of other intangible assets. For each performance goal, the Board established three performance levels; Threshold, Target and Maximum Performance. Additionally, for each individual performance goal, up to 150% of the goal weighting can be achieved. However, the total STIP award is capped at the maximum % of base salary for each NEO. The payout opportunities as a % of base salary noted below are consistent with 2018. In order to earn a minimum payout, the Company’s performance achievement must equal or exceed the threshold level. If none of the performance criteria are achieved, no short term incentive is earned under the Plan. However, the Committee may at its discretion, recommend to the Board awards it considers reasonable. For 2019, Bridge Bancorp’s performance achievement was as follows:

							BDGE
							Achievement
Absolute		Threshold	Target	Max	BDGE at	% of Max	Weighted
Measures	Weightings	50% of Target	100% of Target	150% of Target	12/31/19	Achieved	% of Max
Profitability
EPS	25%	$2.57	$2.71	$2.85	$2.59	54%	13%
Adjusted Operating Expenses/Average Assets	25%	2.12%	2.03%	1.93%	2.02%	82%	21%
	50%						34%
Growth
Deposits	20%	7.50%	8.50%	9.40%	—%	—%	—%
Loans	20%	10.00%	11.50%	13.20%	12.40%	115%	23%
	40%						23%
Asset Quality
NPA to Assets	10%	0.40%	0.30%	0.20%	0.09%	150%	15%

Quantitative measures	100%						72%

Board Discretion							20%

Total Achievement							92%

The Company’s achievement reflects certain adjustments to reported results.  The Adjusted Operating Expense to Average Assets excludes the amortization of other intangibles. The Board awarded 20% of the discretionary component in consideration of the impact of certain strategic decisions on the reported results, including the intentional run-off of higher cost broker and 1031 deposits and the sale and runoff of lower yielding investments. The Board determined STIP was awarded at 92% achievement (equivalent to 138% of target) inclusive of 20% board discretion and resulted in the following payout as a percentage of base salary for each NEO:

	Payout Opportunity as a % of Base Salary			Actual Payout
NEO	Threshold %	Target %	Maximum %	% of Base Salary

Kevin M. O’Connor	30%	60%	90%	83%
John M. McCaffery	20%	40%	60%	55%
Howard H. Nolan	20%	40%	60%	55%
Kevin L. Santacroce	20%	40%	60%	55%
James J. Manseau	20%	40%	60%	55%

As described in the proxy filed in 2019, the 2018 Plan had five absolute performance goals determined by the Board; adjusted return on average equity, adjusted earnings per share, adjusted operating expense to average assets, deposit growth

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and non-performing assets as a percentage of total assets. The Company achieved 62% of the maximum incentive opportunity in 2018 (equivalent to 93% of target) and these results determined the dollar value of the short term equity awards granted in 2019.

In order to further ensure that the Company’s compensation programs do not encourage undue and unnecessary risks and promote a long-term outlook by the CEO, the Committee and Board determined that the amount earned under the STIP will be paid partially in cash and partially in restricted stock awards. For 2019, the CEO STIP award was paid out 80% cash and 20% restricted stock awards. The other four NEO received their STIP awards in 100% cash, consistent with peers. For 2018, STIP awards for all NEOs were paid out 80% cash and 20% restricted stock awards. For 2019, each restricted stock award granted in 2020 vests ratably over three years. Dividends are paid on unvested restricted stock awards. The incentive compensation earned by NEOs for the years ended December 31, 2019 and 2018, respectively, reflecting the impact of performance achievements is as follows:

	Incentive Compensation Earned for the Years Ended December 31,
	2019			2018
		Restricted			Restricted
	Cash	Stock	Total	Cash	Stock	Total
Kevin M. O'Connor	$463,680	$115,920	$579,600	$209,280	$52,320	$261,600
John M. McCaffery	$207,000	$—	$207,000	$104,160	$26,040	$130,200
Howard H. Nolan	$201,500	$—	$201,500	$104,160	$26,040	$130,200
Kevin L. Santacroce	$201,500	$—	$201,500	$104,160	$26,040	$130,200
James J. Manseau	$182,200	$—	$182,200	$49,104	$12,276	$61,380

The 2018 restricted stock awards noted in the table above are included in the 2019 Summary Compensation Table under the heading “Stock Awards.”

Long Term Stock Incentive Program

The 2012 Stock-Based Incentive Plan (“2012 Equity Incentive Plan”), which was approved by the Company’s stockholders at the 2012 Annual Meeting of Stockholders, gives the Board the latitude to provide incentives and rewards to employees and Directors who are largely responsible for the success and growth of Bridge Bancorp, Inc. and its affiliates, and to assist all such entities in attracting and retaining experienced and qualified Directors, executives and other key employees.

In May 2019, the Company’s shareholders approved the Bridge Bancorp, Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), which provides for the grant of stock-based and other incentive awards to officers, employees and directors of the Company. The 2019 Equity Incentive Plan superseded the Bridge Bancorp, Inc. 2012 Stock-Based Incentive Plan (the “2012 Equity Incentive Plan”). The maximum number of shares of stock, in the aggregate, that may be granted under the 2019 Equity Incentive Plan as stock options, restricted stock, or restricted stock units is 370,000 plus the number of shares of stock which have been reserved but not issued under the 2012 Equity Incentive Plan, and any awards that are forfeited under the 2012 Equity Incentive Plan after the effective date of the 2019 Equity Incentive Plan. No further grants will be made under the 2012 Equity Incentive Plan. Currently outstanding grants under the 2012 Equity Incentive Plan will not be affected.

The number of shares of common stock of Bridge Bancorp, Inc. available for stock-based awards under the 2019 Equity Incentive Plan is 370,000 plus 162,738 shares that were remaining under the 2012 Equity Incentive Plan. At December 31, 2019, 526,518 shares remain available for issuance, including shares that may be granted in the form of stock options, RSAs, or RSUs.

Stock options may be either incentive stock options, which bestow certain tax benefits on the optionee, or non‑qualified stock options, not qualifying for such benefits. All options have an exercise price that is not less than the market value of the Company’s Common Stock on the date of the grant. Historically, stock based awards under the Company’s plans have either been stock options or shares of restricted stock (which are shares of Common Stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date).

The vesting of restricted stock depends upon the executives continuing to render services to the Company. Restricted stock awards carry dividend and voting rights from the date of grant. Restricted shares are forfeited if the award holder departs

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the Company before vesting. Options have no value unless the Company’s stock price rises over time, and the value of restricted shares over time also is directly proportionate to the market value of the Company’s stock. The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of the Company’s performance in connection with year end results, the individual’s accomplishments, the position held by the individual and the individual’s overall compensation compared to the Company’s compensation peer group.

In 2014, the Committee and Board re-designed the LTI Plan for the NEOs to include performance based awards. The awards are discretionarily determined by the Committee and Board within a specified target range of between 30‑60% of salary. The LTI Plan includes 60% performance based awards and 40% time vested awards.

For 2019 and 2018, the performance based awards are in the form of 30% PSUs and 30% premium priced stock options. The PSUs cliff vest contingent upon the achievement of the Board established 3 year EPS goals, which are aligned with budget and the strategic plan. Threshold achievement is required to earn any PSUs. Performance achievement between threshold and target and target and maximum is interpolated based on actual performance. PSUs can be earned between 0% and 150% of the target value and are subject to an additional adjustment up or down 20% based upon the Company’s 3 year TSR relative to peer banks. The stock options vest ratably over three years and reflect an exercise price at a 10% premium to the closing price at the date of grant—a design feature intended to provide rewards to executives only when the Company’s stock price increases meaningfully over time. The time vested awards are in the form of RSUs and vest ratably over five years.

In 2017, the LTI Plan included 60% performance vested awards based on 3‑year relative TSR to the proxy peer group and 40% time vested awards. The performance based awards are subject to adjustment up or down based upon the Company’s 3 year TSR relative to peer banks with threshold achievement based on the 25th percentile, target achievement based on the 50th percentile and maximum achievement based on the 75th percentile. The awards cliff vest in five years and require an additional two year holding period before the RSUs are delivered in shares of common stock.

Dividends on unvested PSUs and RSUs accrue to the executive in the form of additional PSUs and RSUs and are subject to forfeiture prior to vesting. The Summary Compensation Table includes the February 2019 grant of 13,255 in time vested RSUs, 9,050 in PSUs and 63,267 in premium priced stock options in each case relating to 2018 performance.

Realizable Compensation

The Committee does not believe that the Summary Compensation Table values adequately measures NEO compensation for the purpose of assessing pay-for-performance alignment. The Summary Compensation Table utilizes accounting conventions to estimate values of equity awards at the time of grant. As might be expected, these estimated values can differ significantly from the actual value that is ultimately earned from these awards.

For this reason, the Committee also considers “realizable compensation” which plays an important role in helping the Committee assess our compensation program’s alignment with shareowners’ long-term interests. It captures the impact of the Company’s current share price performance on previously granted equity awards. By using this end-of-year stock price, realizable compensation directly correlates the executive’s benefit with the return our shareowners received from

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investing in our Common Stock over the same period. An illustration of this alignment over a three-year period from 2017 to 2019 is shown in the charts below for the CEO and in aggregate for the other NEOs, excluding our CEO:

CEO
3-Year Target vs. Realizable Equity
Thousands
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Options
$225.0
Performance Shares
$378.0
Restricted
Stock
$717.4
Options $0.0
Decline of
$138.1
Performance Shares
$357.9
Restricted Stock
$711.9
Target Awards
Realizable as of 12/31/2019

(1)	Stock options are valued at the spread between the December 31, 2019 stock price of $33.53 and the option exercise price.
(2)	Performance Shares are valued at the December 31, 2019 stock price of $33.53, multiplied by the trending payout based on performance compared to peers on December 31, 2019.
(3)	Restricted stock is valued at the December 31, 2019 stock price of $33.53.

Also, unlike the Summary Compensation Table, realizable compensation excludes any change in the value of an executive’s pension benefits during the year. The change in pension value shown in the Summary Compensation Table does not represent actual payments to be received upon retirement. It merely reflects the change between the current and prior year’s actuarial estimate of pension benefits, based on actuarial assumptions and external economic factors such as fluctuating interest rates. These calculations do not necessarily correlate with the value of actual benefits received and the plan does not measure individual or Company performance as assessed by the Committee and is therefore, in the Committee’s view, irrelevant to the pay-for-performance assessment.

Realizable compensation also excludes other indirect compensation elements, such as Company contributions to the 401(k) Plan and our non-qualified deferred compensation plans, as well as auto fringe benefits. Since these elements are also not based on performance, the Committee does not consider them relevant to the assessment of the CEO’s pay relative to his performance.

Retirement and Other Benefits

The Bank maintains a 401(k) plan (the “401(k) Plan”) for the benefit of its employees. During 2019, the Bank matched 100% of the employee’s contributions up to 1% of pay plus 50% of the employee’s contributions that exceed 1% but are less than 6% of pay (a maximum company match of 3.5% of pay). All employees, including the NEOs, can defer a minimum of 1% and a maximum of 100% of their annual income as long as the deferred compensation does not exceed Internal Revenue Service (IRS) limits. In addition, employees at Tier 2 and Tier 3 (Tiers described below) may receive a discretionary profit sharing benefit.

The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the “Pension Plan”) for eligible employees. All employees hired before October 1, 2012 that are at least age 21 and have completed at least one year of service are eligible to participate in the Pension Plan. The Pension Plan provides for a benefit for each participant according to the Tier the employee belongs to as outlined below. Compensation used to determine benefits are all wages, tips, and other compensation as reported on form W‑2, such as any amounts which are treated as salary reduction contributions under a 401(k) plan, a cafeteria plan or a qualified flexible benefits plan. The Normal Benefit Form is a Single Life Pension

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with 60 payments guaranteed. There are a number of optional forms of benefit available to the participants, all of which are adjusted actuarially. Participants are eligible for early retirement upon attaining age 55. As required by law, the Pension Plan is covered by the insurance program of the Pension Benefit Guaranty Corporation.

Tier 1 – NEOs and Certain Employees Who Met Specified Age and Service Requirements

•

These employees’ benefits under the Pension Plan are 1.50% of the participant’s average annual compensation multiplied by creditable service (up to 35 years); plus 1.00% of the participant’s average annual compensation multiplied by creditable service (in excess of 35 years); minus 0.49% of the participant’s average annual compensation in excess of Covered Compensation multiplied by creditable service (up to 35 years). The employee’s average annual compensation is determined using the highest average compensation during five consecutive years of employment or all years of employment, if less than five.

Tier 2 – All Other Employees Hired before October 1, 2012

•

These employee’s benefits under the Pension Plan are their accrued benefits determined using the Tier 1 formula above, but frozen for increases in service and compensation as of December 31, 2012. In addition, these employees receive benefits under the Pension Plan using a cash balance formula for all plan years beginning after December 31, 2012. The “Pay credits” under the cash balance formula are 3.75% of annual compensation for employees with less than 15 years of service and 5% of annual compensation for employees with more than 15 years of service. The “interest credits” are determined by multiplying the employee’s hypothetical account balance as of the beginning of a plan year by the actual dollar-weighted rate of return on plan investments during that plan year.

Tier 3 – All Employees Hired on or after October 1, 2012

•	These employees are excluded from the Pension Plan.

The Bank has a Supplemental Executive Retirement Plan (the “SERP”), under which additional retirement benefits are accrued for the CEO and COO.  Under the defined benefit component of the SERP, the amount of supplemental retirement benefits is based upon a benefit at normal retirement which approximates the differences between (i) the total retirement benefit the participant would have received under the Pension Plan without taking into account limitations on compensation and annual benefits; and (ii) the retirement benefit the participant is actually entitled to under the Pension Plan at normal retirement. Under the defined contribution component of the SERP, the amount of the supplemental retirement benefit is the difference between (i) the total matching contribution that would have been contributed by the Bank to the executive’s account under the 401(k) Plan based on the executive’s compensation, without taking into account limitations on compensation and annual benefits; and (ii) the maximum amount that could have been contributed to the executive’s account under the 401(k) Plan with respect to such compensation.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The NEOs are provided use of company automobiles and participation in the plans and programs described above. Attributed costs of personal benefits described for the NEOs for the fiscal year ended December 31, 2019 are included in the “All Other Compensation” column of the “Summary Compensation Table.”

The Company and the Bank have entered into employment agreements with Messrs. O’Connor, Nolan, Santacroce, McCaffery and Manseau which are described under the heading “Employment Agreements.”

Tax Implications

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is generally limited to $1 million per year for each executive officer listed in the summary compensation table.

The Tax Cuts and Jobs Act of 2017 (the “Tax Act”), enacted on December 22, 2017, significantly modified Section 162(m) of the Internal Revenue Code. The Tax Act eliminated the “qualified performance-based compensation”

-  25  -

exception to the deductibility limitation under Section 162(m) for tax years commencing after December 31, 2017. The Tax Act provides “grandfathered” treatment for qualified performance-based compensation in excess of $1 million that meets the requirements of Section 162(m), is payable pursuant a written binding contract in effect as of November 2, 2017, and is not modified in any material respect. In addition, the Tax Act expands the definition of “covered employee” to include the principal financial officer as well as any employee who has been designated a covered employee for any fiscal year beginning after December 31, 2016.

Our restricted stock grants subject to performance vesting awarded during the fiscal years ending on and prior to December 31, 2017 are expected to continue to qualify as performance-based compensation that is exempt from the deductibility limitation under Section 162(m). A number of requirements must be met for particular compensation to qualify for tax deductibility, so there can be no assurance that the incentive compensation awarded will be fully deductible in all circumstances. Restricted stock grants made on and after January 1, 2018 will be subject to the tax deduction limitations under Section 162(m) of the Internal Revenue Code.

The Committee will consider the impact of the Tax Act on the design of the Company’s executive compensation programs going forward. However, in structuring compensation programs and making compensation decisions, the Committee considers a variety of factors, including the Company’s tax position, the materiality of the payments and tax deductions involved, and the objectives of the executive compensation programs and our compensation philosophy.

After considering these factors, the Committee may decide to authorize payments, all or part of which would be nondeductible for federal tax purposes.

Clawback Policy

In February 2009, the Committee adopted a clawback policy, to recover certain incentive payments paid to the Company’s NEOs if (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, and (2) the amount of the incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.

Stock Ownership Guidelines

The Board of Directors believes that it is in the best interest of the Company and its shareholders to align the financial interests of Company executives and directors with those of shareholders. In March 2011, Stock Ownership Guidelines were implemented for NEOs and Directors of the Company that require the following minimum investment in Company common stock:

Directors:	$100,000
NEOs:	One times (1.0x) annual base salary

Stock holdings are expected to be achieved within three (3) years of the implementation of the ownership guidelines or the starting date of the individual, whichever is later. Stock ownership for NEOs and Directors will be reviewed annually as part of the annual executive performance evaluation process and as part of the Board review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process. The Compensation Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors. The Committee monitors Directors’ and executives’ ownership annually. As of December 31, 2019, all Directors and NEOs have achieved their target stock ownership.

Pledging Policy

Directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Anti-Hedging Policy

The Board has adopted a policy that prohibits directors, officers and employees from entering into any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading

-  26  -

price of the Company common stock would affect the value of the shares of Company common stock owned by the director, officer or employee. This policy provides that examples of prohibited hedging transactions include (i) short sales of the Company common stock (the practice of selling a security borrowed from another), (ii) buying put options or selling call options relating to the Company common stock, (iii) selling security futures contracts relating to Company common stock, (iv) entering into prepaid variable forward sale contracts, equity swaps, or zero cost collars relating to the Company common stock, and (v) contributing Company common stock to an exchange fund in exchange for an interest in the fund.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Emanuel Arturi, Chairperson
Marcia Z. Hefter
Albert E. McCoy, Jr.
Raymond A. Nielsen
Matthew Lindenbaum

-  27  -

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid to the NEOs for the years ended December 31, 2019, 2018 and 2017.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Stock	Compen-	sation	Compen
Name and Principal Position	Year	Salary (1)	Bonus	Awards (2)	Options (3)	sation (4)	Earnings (5)	-sation (6)	Total
Kevin M. O’Connor	2019	$700,000	$—	$314,820	$112,500	$463,680	$733,890	$49,795	$2,374,685
President &	2018	$625,000	$—	$325,780	$112,500	$209,280	$138,798	$48,737	$1,460,095
Chief Executive Officer	2017	$625,000	$—	$454,800	$—	$147,670	$358,046	$54,744	$1,640,260

John M. McCaffery	2019	$375,000	$—	$148,540	$52,500	$207,000	$89,964	$41,174	$914,178
Executive Vice President &	2018	$350,000	$—	$145,200	$49,500	$104,160	$16,046	$25,027	$689,933
Chief Financial Officer	2017	$330,000	$—	$177,950	$—	$69,300	$51,545	$25,877	$654,672

Howard H. Nolan	2019	$365,000	$—	$148,540	$52,500	$201,500	$391,582	$39,163	$1,198,285
Senior Executive Vice President &	2018	$350,000	$—	$149,600	$51,000	$104,160	$67,765	$29,076	$751,601
Chief Operating Officer	2017	$340,000	$—	$188,740	$—	$71,400	$185,985	$32,116	$818,241

Kevin L. Santacroce	2019	$365,000	$—	$148,540	$52,500	$201,500	$218,729	$33,432	$1,019,701
Executive Vice President &	2018	$350,000	$—	$137,800	$49,500	$104,160	$(40,202)	$25,523	$626,781
Chief Lending Officer	2017	$330,000	$—	$180,200	$—	$51,975	$121,501	$30,188	$713,864

James J. Manseau	2019	$330,000	$—	$127,780	$49,500	$182,200	$123,969	$36,618	$850,067
Executive Vice President &	2018	$330,000	$—	$136,400	$46,500	$49,104	$6,945	$30,836	$599,785
Chief Retail Banking Officer	2017	$310,000	$—	$171,600	$—	$65,100	$73,347	$32,491	$652,538

(1)	Includes voluntary salary deferrals under the Bank’s 401(k) Plan.
(2)

The amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC No. 718, of restricted stock awards and performance-based restricted stock units pursuant to the LTI Plan and STIP. Assumptions used in the calculation of these amounts are included in footnote 16 to our audited financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10‑K. Under the LTI Plan, 2019 awards were granted in the form of 30% performance share units, 30% premium priced stock options and 40% restricted stock units, subject to time-based vesting. Included in this column are awards granted in 2019 based on 2018 performance under the STIP. Also included in this column are dollar amounts assuming vesting of performance-based restricted stock units at target achievement as follows: Mr. O’Connor $112,500, Mr. McCaffery $52,500,  Mr. Nolan $52,500, Mr. Santacroce $52,500, and Mr. Manseau $49,500. Assuming vesting of performance share units granted in 2019 at the maximum level, the grant date fair value of these performance-based awards would have been as follows: Mr. O’Connor $168,750; Mr. McCaffery $78,750, Mr. Nolan $78,750, Mr. Santacroce $78,750, and Mr. Manseau $74,250. The number of performance share units are determined on the third anniversary of the date of grant, based on the achievement of the board established 3 year EPS Goals ranging from 0% to 150% of the target number of units and subsequently adjusted up or down 20% based on three year total shareholder return relative to peer banks. Under the STIP, restricted stock awards are subject to time-based vesting, and the vesting schedule for awards under the LTI Plan and the STIP are described in the “Outstanding Equity Awards at Fiscal Year-End” table below.

(3)

The amounts represent the grant date fair value of stock options computed in accordance with FASB ASC No. 718. Assumptions used in the calculation of these amounts are included in footnote 16 to our audited financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K.

(4)	The amounts represent cash awards under the STIP. See discussion of “Short Term Incentive Plan” in the above Compensation Discussion and Analysis.
(5)

Based on the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2019, 2018, and 2017, respectively. Reflects change in present value of accumulated benefits under the pension

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plan and SERP for each NEO except Mr. Santacroce, Mr. Manseau and Mr. McCaffery, which reflects change in pension plan value only.
(6)	Details of the amounts reported in the “All Other Compensation” column for 2019 are provided in the table below.

	Itemization of All Other Compensation
	of Summary Compensation Table For 2019
		Dividends on
	401(k)	Restricted
	Contribution	Stock	Auto	Total
Kevin M. O'Connor	$25,000	$22,340	$2,455	$49,795

John M. McCaffery	$25,000	$7,604	$8,570	$41,174

Howard H. Nolan	$25,000	$9,740	$4,423	$39,163

Kevin L. Santacroce	$19,000	$9,139	$5,293	$33,432

James J. Manseau	$19,000	$8,801	$8,817	$36,618

EMPLOYMENT AGREEMENTS

Kevin M. O’Connor

In 2007, the Company entered into an employment agreement with Mr. O’Connor, President and Chief Executive Officer, and a Director of the Company and the Bank, the term of the agreement is two years, renewing daily, so that the remaining term is twenty-four months, unless notice of non-renewal is provided to the executive. If his employment is terminated, his service on the Boards also terminates. Base salary is reviewed annually and can be increased but not decreased. If Mr. O’Connor voluntarily terminates his employment, or his employment is terminated for cause, no benefits are provided under the agreement. In the event (i) of the executive’s involuntary termination for any reason other than disability, death, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “constructive termination,” including a reduction in the executive’s duties, responsibilities or pay, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to twenty-four months base salary and the continuation of insurance coverage for twenty-four months.

In the event of a Change in Control, regardless of whether the executive’s employment terminates, Mr. O’Connor is entitled to a severance benefit equal to:

•	Three times his annual compensation, as reported on an IRS Form W-2 (Box 5), for the calendar year preceding the change in control;
•	Insurance coverage for three years following a termination of employment; and
•	Reimbursement for any excise taxes due on such payments and for the taxes due on such reimbursement.

Except in the event of a change in control, following termination of employment Mr. O’Connor is subject to non-compete restrictions.

John M. McCaffery, Howard H. Nolan, Kevin L. Santacroce,  James J. Manseau

Mr. McCaffery, Executive Vice President, Chief Financial Officer of the Bank and the Company, Mr. Nolan, Senior Executive Vice President, Chief Operating Officer of the Bank and the Company, Mr. Santacroce, Executive Vice President, Chief Lending Officer of the Bank and the Company, and Mr. Manseau, Executive Vice President, Chief Retail Banking Officer of the Bank and the Company, entered into substantially similar employment agreements with the Company and the Bank.

The term of each employment agreement is two years, renewing daily, so that the remaining term is twenty-four months, unless notice of non-renewal is provided to the executive. Base salary is reviewed annually and can be increased but not decreased.

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If an executive voluntarily terminates his employment without “good reason,” or if the executive’s employment is terminated for cause, no benefits are provided under the agreement.

In the event of (i) the executive’s involuntary termination for any reason other than disability, death, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “good reason,” including a reduction in the executive’s duties, responsibilities or base salary, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to twenty-four months base salary and the value of continued health and medical insurance coverage for twenty-four months, payable within ten business days following the date of termination of employment.

In the event of (i) the executive’s involuntary termination for any reason other than cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “good reason,” including a reduction in the executive’s duties, responsibilities or pay, within two years (one year for Mr. Nolan) following a change in control, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to three times the sum of base salary and the highest annual bonus earned in the prior three years, and the value of continued health and medical insurance coverage for thirty-six months, payable within ten business days following the date of termination of employment.

Except in the event of a change in control, following termination of employment each executive is subject to non-competition restrictions.

GRANTS OF PLAN BASED AWARDS

The following table sets forth certain information pertaining to grants of Plan Based Awards to the NEOs during 2019.

								All other	Option awards:
								stock awards:	number of	Exercise or
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			number of	Securities	Base Price	Grant date fair
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			shares or	Underlying	Of Options	value of stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units(3)	Options	Awards	awards(4)
Name	Date	(a)	(b)	(c)	(#)	(#)	(#)	(#)(d)	(#)(d)	($/Sh)	$(e)

K. O’Connor	02/12/19	$168,000	$336,000	$504,000	—	—	—	—			—
	02/12/19	—	—	—	—	—	—	1,628			$52,320
	02/12/19	—	—	—	—	—	—	4,667			$150,000
	02/12/19	—	—	—	—	3,187	5,737	3,187			$112,500
	02/12/19								22,277	$35.35	$112,500

J. McCaffery	02/12/19	$75,000	$150,000	$225,000	—	—	—	—			—
	02/12/19	—	—	—	—	—	—	810			$26,040
	02/12/19	—	—	—	—	—	—	2,178			$70,000
	02/12/19	—	—	—	—	1,487	2,677	1,487			$52,500
	02/12/19								10,396	$35.35	$52,500

H. Nolan	02/12/19	$73,000	$146,000	$219,000	—	—	—	—			—
	02/12/19	—	—	—	—	—	—	810			$26,040
	02/12/19	—	—	—	—	—	—	2,178			$70,000
	02/12/19	—	—	—	—	1,487	2,677	1,487			$52,500
	02/12/19								10,396	$35.35	$52,500

K. Santacroce	02/12/19	$73,000	$146,000	$219,000	—	—	—	—			—
	02/12/19	—	—	—	—	—	—	810			$26,040
	02/12/19	—	—	—	—	—	—	2,178			$70,000
	02/12/19	—	—	—	—	1,487	2,677	1,487			$52,500
	02/12/19								10,396	$35.35	$52,500

J. Manseau	02/12/19	$66,000	$132,000	$198,000	—	—	—	—			—
	02/12/19	—	—	—	—	—	—	382			$12,280
	02/12/19	—	—	—	—	—	—	2,054			$66,000
	02/12/19	—	—	—	—	1,402	2,524	1,402			$49,500
	02/12/19								9,802	$35.35	$49,500

(1)

Amounts shown in column (a) reflect the minimum cash payout level under the Company’s Short-Term Incentive Plan which is 50% of the target amount shown in column (b). The amount shown in column (c) is 150% of such target amount. These amounts are based on the individual’s 2019 salary and position and represent 80% of the total short term incentive plan award. The remaining 20% are paid out in restricted stock, which vests ratably over three years.

(2)

The amount of each performance-based restricted stock unit is contingent upon satisfying a performance-based target as of February 12, 2022. If the performance objectives are met or exceeded, the number of shares earned vest 100%

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on February 15, 2022, but will become 100% vested earlier upon death or disability. The awards were made under the LTI Plan.
(3)

The amounts shown in column (d) reflect the number of shares of restricted stock granted to the NEO pursuant to the Company’s 2012 Stock-Based Incentive Plan in 2019, based on 2018 performance. The restricted shares include awards granted under the short term incentive plan and long term discretionary award.

(4)

The amounts included in column (e) reflect the full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC No. 718, based on attaining the performance at the target level.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information pertaining to outstanding equity awards held by the NEOs as of December 31, 2019.

	Option Awards				Stock Awards
										Equity Incentive
								Equity Incentive		Plan Awards:
	Number of	Number of			Number of			Plan Awards:		Market or
	securities	securities			shares or		Market Value	Number of		payout value of
	underlying	underlying			units of		of shares or	unearned shares,		unearned shares,
	unexercised	unexercised	Option	Option	stock that		units of stock	units or other		units or other
	options	options	exercise	expiration	have not		that have not	rights that have		rights that have
Name	exercisable	unexercisable	price	date	vested		vested(1) ($)	not vested		not vested(1) ($)
K. O’Connor	5,751	11,504	36.19	2/13/2028	2,250	(2)	$75,443
	-	22,277	35.35	2/12/2029	5,334	(3)	$178,849
					1,690	(4)	$56,666
					3,706	(5)	$124,262
					5,597	(6)	$187,667
					1,282	(7)	$42,985
					1,628	(8)	$54,587
					3,550	(9)	$119,041
					3,847	(10)	$128,993
								4,817	(14)	$161,516
					3,089	(11)	$103,581
								3,516	(15)	$117,897
					3,842	(12)	$128,807
								3,260	(16)	$109,311
					4,774	(13)	$160,073

H. Nolan	2,607	5,215	36.19	2/13/2028	1,084	(2)	$36,347
	-	10,396	35.35	2/12/2029	2,334	(3)	$78,259
					789	(4)	$26,455
					1,610	(5)	$53,983
					2,052	(6)	$68,804
					620	(7)	$20,789
					810	(8)	$27,159
					1,523	(9)	$51,078
					1,812	(10)	$60,742
								2,182	(14)	$73,163
					1,399	(11)	$46,914
								1,594	(15)	$53,458
					1,742	(12)	$58,401
								1,521	(16)	$51,002
					2,228	(13)	$74,703

K. Santacroce	2,530	5,062	36.19	2/13/2028	1,084	(2)	$36,347
	-	10,396	35.35	2/12/2029	2,334	(3)	$78,259
					666	(4)	$22,331
					1,439	(5)	$48,250
					1,959	(6)	$65,685
					452	(7)	$15,156
					810	(8)	$27,159
					1,523	(9)	$51,078
					1,812	(10)	$60,742
								2,083	(14)	$69,827
					1,335	(11)	$44,775
								1,547	(15)	$51,869
					1,690	(12)	$56,671
								1,521	(16)	$51,002
					2,228	(13)	$74,703

J. McCaffery	2,530	5,062	36.19	2/13/2028	667	(2)	$22,365
	-	10,396	35.35	2/12/2029	1,667	(3)	$55,895
					641	(4)	$21,493
					1,367	(5)	$45,836
					1,896	(6)	$63,573
					602	(7)	$20,185
					810	(8)	$27,159
					1,523	(9)	$51,078
					1,812	(10)	$60,742
								2,083	(14)	$69,827
					1,335	(11)	$44,775
								1,547	(15)	$51,869
					1,690	(12)	$56,671

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	Option Awards				Stock Awards
										Equity Incentive
								Equity Incentive		Plan Awards:
	Number of	Number of			Number of			Plan Awards:		Market or
	securities	securities			shares or		Market Value	Number of		payout value of
	underlying	underlying			units of		of shares or	unearned shares,		unearned shares,
	unexercised	unexercised	Option	Option	stock that		units of stock	units or other		units or other
	options	options	exercise	expiration	have not		that have not	rights that have		rights that have
Name	exercisable	unexercisable	price	date	vested		vested (1) ($)	not vested		not vested (1) ($)
								1,521	(16)	$51,002
					2,228	(13)	$74,703

J. Manseau	2,377	4,755	36.19	2/13/2028	1,084	(2)	$36,347
	-	9,802	35.35	2/12/2029	2,334	(3)	$78,259
					666	(4)	$22,331
					1,367	(5)	$45,836
					1,866	(6)	$62,567
					566	(7)	$18,978
					382	(8)	$12,808
					1,523	(9)	$51,078
					1,812	(10)	$60,742
								1,983	(14)	$66,492
					1,273	(11)	$42,672
								1,453	(15)	$48,726
					1,588	(12)	$53,246
								1,434	(16)	$48,087
					2,101	(13)	$70,450

(1)	Amounts based on closing price of our Common Stock as of December 31, 2019 ($33.53), as reported on the NASDAQ®.
(2)	Vests over seven years; one third in each year commencing in 2018 through 2020.
(3)	Vests over seven years; one third in each year commencing in 2019 through 2021.
(4)	Vests over five years; one third in each year commencing in 2018 through 2020.
(5)	Vests over five years; one third in each year commencing in 2019 through 2021.
(6)	Vests over five years; one third in each year commencing in 2020 through 2022.
(7)	Vests ratably over three years; commencing in 2019.
(8)	Vests ratably over three years; commencing in 2020.
(9)	Five year cliff vesting with two year holding restriction after vesting in 2020.
(10)	Five year cliff vesting with two year holding restriction after vesting in 2021.
(11)	Five year cliff vesting with two year holding restriction after vesting in 2022.
(12)	Vests ratably over five years commencing in 2019.
(13)	Vests ratably over five years commencing in 2020.
(14)	Five year cliff vesting with performance requirement and two year holding restriction after vesting in 2022.
(15)	Three year cliff vesting with performance requirement in 2021.
(16)	Three year cliff vesting with performance requirement in 2022.

OPTIONS EXERCISES AND STOCK VESTED

The following table sets forth information regarding the value realized by our NEOs on option exercises and stock awards vested during the year ended December 31, 2019.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	acquired on	Value realized on	acquired on vesting	Value realized on
Name	exercise (#)	exercise ($)	(#)	vesting ($)(1)
K. O’Connor	—	—	13,746	$455,405
J. McCaffery	—	—	3,683	$122,018
H. Nolan	—	—	6,388	$211,634
K. Santacroce	—	—	5,979	$198,084
J. Manseau	—	—	5,974	$197,918

(1)Based on the closing price of our common stock on the respective vesting dates.

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PENSION BENEFITS

The following table sets forth certain information pertaining to the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the Pension Plan and the Supplemental Executive Retirement Plan. The amounts reflected have been determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

		Number of years	Present value of	Payments during
	Plan Name	credited service (#)	accumulated benefit	Last Fiscal Year ($)
K. O’Connor	BNB Bank Pension Plan	11.17	$460,239	—
	Supplemental Executive Retirement Plan	11.17	$1,632,570	—
J. McCaffery	BNB Bank Pension Plan	6.92	$269,352	—
H. Nolan	BNB Bank Pension Plan	12.50	$546,735	—
	Supplemental Executive Retirement Plan	12.50	$706,846	—
K. Santacroce	BNB Bank Pension Plan	22.25	$760,775	—
J. Manseau	BNB Bank Pension Plan	10.75	$435,072	—

As previously disclosed, the Bank maintains a SERP for the benefit of Messrs. O’Connor and Nolan. Balances in the defined contribution component of the SERP are credited with earnings each year in the same percentages as the participant’s account earned under the Bank’s 401(k) Plan.

Payments under both the defined contribution and defined benefit pension plan component of the SERP begin six months after the participant separates from service with the Bank. In the event of a change in control of the Bank, the SERP will be terminated and amounts will be paid to participants in a single lump sum payment on the date of the change in control.

The balances under the defined benefit pension plan component of the SERP are vested and included in the Pension Benefits table (above). The following table shows, as of December 31, 2019, Bank contributions and earnings, and the aggregate account balances which are 100% vested for Messrs. O’Connor and Nolan under the defined contribution component of the SERP.

Aggregate earnings in this table have not been reported in the Summary Compensation Table for 2019, 2018, and 2017, respectively, as they are not “preferential” or “above market” as defined in SEC regulations.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last Fiscal
Name	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Year End
K. O’Connor	—	$38,722	$62,969	—	$329,786
H. Nolan	—	$14,502	$22,968	—	$136,952

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table show estimated payments that would be made to the NEOs upon specified events, assuming such events occurred on December 31, 2019, pursuant to each NEO’s employment agreement, equity awards, and other benefit plans or arrangements under the various circumstances presented. In addition, the NEOs are entitled to certain retirement benefits under plans maintained by the Bank or the Company that are not conditioned on a termination of employment or a change in control of the Bank or the Company. Messrs. O’Connor and Nolan are participants in a SERP, as described above in the Nonqualified Deferred Compensation section of this proxy. Details regarding their vested benefits in the

-  34  -

SERP are disclosed in the Pension Benefits table and the Nonqualified Deferred Compensation table of this proxy. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from service with the Company.

	Involuntary		Involuntary Termination
Name	Termination		after Change in Control		Disability		Death
K. O’Connor
Stock Based Incentive Plans	—		$1,505,631	(1)	$1,505,631	(1)	$1,505,631	(1)
Employment Agreement	$1,524,648	(2)	$8,166,746	(3)	$1,524,648	(5)	—

J. McCaffery
Stock Based Incentive Plans	—		$625,435	(1)	$625,435	(1)	$625,435	(1)
Employment Agreement	$844,992	(2)	$1,888,488	(4)	$844,992	(5)	—

H. Nolan
Stock Based Incentive Plans	—		$722,035	(1)	$722,035	(1)	$722,035	(1)
Employment Agreement	$793,608	(2)	$1,794,912	(4)	$793,608	(5)	—

K. Santacroce
Stock Based Incentive Plans	—		$647,297	(1)	$647,297	(1)	$647,297	(1)
Employment Agreement	$824,992	(2)	$1,841,988	(4)	$824,992	(5)	—

J. Manseau
Stock Based Incentive Plans	—		$611,889	(1)	$611,889	(1)	$611,889	(1)
Employment Agreement	$732,000	(2)	$1,644,600	(4)	$732,000	(5)	—

(1)

This amount represents the value of unvested restricted stock units and restricted stock awards that become fully vested upon certain events, including death, disability and change in control of the Bank or Company.

(2)

This amount represents the sum of (i) two times base salary, and (ii) the value of continued health and medical insurance coverage for two years. Amounts payable by the Bank on an event of termination or a voluntary resignation are subject to a one year non-compete restriction and the executive’s agreement not to disclose any confidential information.

(3)

In the event of a change in control, Mr. O’Connor is entitled to receive a lump sum payment equal to three times the executive’s annual compensation for the year immediately preceding the year of the change in control. The amount shown includes the value of the employer cost for continued health care coverage for a period of 36 months, and an excise tax indemnification payment of approximately $2,963,595.

(4)

In the event of an involuntary termination after a change in control, Messrs. Nolan, Santacroce, Manseau, and McCaffery are entitled to receive a lump sum payment equal to three times the sum of the executive’s annual base salary and the highest annual bonus earned during the prior three years. Additionally, each executive is entitled to the value of continued health and medical insurance for three years pursuant to the terms of the executives’ employment agreements.

(5)

In the event of disability, Messrs. O’Connor, Nolan, Santacroce, Manseau, and McCaffery will receive their after-tax base salary, less amounts payable under any disability programs, and continued health and medical coverage for 2 years. This amount represents the estimated total payments and benefits that Messrs. O’Connor, Nolan, Santacroce, Manseau, and McCaffery would receive for such 2‑year period, without reduction for taxes or amounts payable under any disability programs.

CEO PAY RATIO

In accordance with the applicable provisions of Section 953 (b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402 (u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of all employees of our Company and the annual total compensation of our President and CEO.

-  35  -

For 2019, our median annual total compensation for all employees other than our CEO was $59,756.   The annual total compensation for our CEO for the same period was $2,374,685. The ratio of our CEO’s compensation to the median employee’s compensation was 40 to 1.

We identified our median employee using our entire workforce, as of December 31,  2019,  including all full-time and part-time employees. We used wages from our payroll records as reported to the Internal Revenue Service on Form W‑2 for fiscal 2019. We annualized compensation for full-time and part-time permanent employees who were employed on December 31,  2019, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

We determined the annual total compensation for our median employee by calculating total compensation for such employee in accordance with the requirements of Item 402 (c)(2)(x) of Regulation S-K.

With regard to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by Bridge Bancorp may not be comparable to the pay ratio reported by other companies.

DELINQUENT SECTION 16(a) REPORTS

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of the Company and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership. SEC rules require disclosure in our Proxy Statement and Annual Report on Form 10‑K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of such ownership reports for the year ended December 31, 2019,  one Form 4 report was filed one day late for Director Rubin in December 2019 related to one sale transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 allows for loans made by the Bank, as an FDIC insured institution, to our executive officers and directors in compliance with federal banking regulations. Federal banking regulations allow for loans made to executive officers or directors under a benefit program maintained by the Bank that is generally available to all other employees and that does not give preference to any executive officer or director over any other employee. The Bank offers its employees interest rate discounts of up to 100 basis points, based on years of service, for residential mortgage loans on their primary residence. Except for this interest rate discount with respect to loans to executive officers, loans to our directors and executive officers (and their immediate family members and companies in which they are principal owners), are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to, and do not involve more than the normal risk of collectability or present other unfavorable features.

During the year ended December 31, 2019, the Bank had loans to one executive officer, Howard H. Nolan, with the interest rate discount under the program available to all employees. The loan was a residential mortgage loan on his primary residences and; (i) the largest aggregate balance outstanding over the disclosure period was $279,202; (ii) the interest rate on the loans was 3.4%; (iii) principal balance at December 31, 2019 was $261,618; and (iv) principal and interest paid during the year ended December 31, 2019 was $17,585 and $9,188.

The Board (excluding any director involved in the transaction) reviews and approves all transactions between the Company or the Bank and any director or executive officer that would require proxy statement disclosure pursuant to Item 404(a).

-  36  -

DIRECTOR COMPENSATION

Cash Compensation Paid to Board Members

All members of the Board of Directors of the Company also serve on the Board of the Bank. For the period from January 1, 2019 to December 31, 2019, each outside (non-employee) Director received an annual retainer fee of $30,000 from the Bank. The Chairperson of the Board of Directors receives an additional annual fee of $40,000. The Chairpersons of the Audit, Compensation, Corporate Governance, and Loan Approval Committee receive an additional annual fee of $10,000. All outside Directors are compensated $1,200 for each Board meeting. Outside Directors who are members of Board Committees are compensated $1,000 per meeting attended.

Equity Awards Program

In addition, all non-employee Directors receive an annual non-elective retainer in the form of restricted stock units in the amount of $30,000.

Deferred Compensation Plan

The Directors Deferred Compensation Plan, effective April 1, 2009, is a nonqualified deferred compensation plan, which allows a Director to defer his or her annual retainer earned from May 1 to April 30 (the “Plan Year”) and to have such amounts invested in restricted stock units. The value of a restricted stock unit will be determined based on the fair market value of a share of Common Stock, with fair market value determined based on the trailing 10‑day average. Directors who elect to defer will be deemed to defer their annual retainer as of the first day of each Plan Year, or May 1. With respect to each Plan Year’s deferral, a Director will vest pro-rata during such Plan Year and will become fully vested after twelve months of service, except a Director will be fully vested upon disability, death or retirement. All deferrals will be credited to a Director’s account as restricted stock units and distributions from the Plan will be made in shares of Common Stock. The restricted stock units do not have any voting rights. There are no preferential earnings on amounts deferred. Dividends will be paid on restricted stock units, in the same amount as dividends paid on the Common Stock, and will accrue as additional restricted stock units. At the time a Director elects to make a deferral election, he or she will also elect the time that the amounts credited to his or her account will be distributed and whether such amounts will be paid in a lump sum or installments. Such payment shall be made at the time elected by the Director, which shall be the earlier of the Director’s cessation of service, a change in control of the Company or a specified date.

-  37  -

Director Summary Compensation Table

The following table sets forth information pertaining to the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2019:

	Fees Earned or	Stock
Name(1)	Paid in Cash	Awards	Total
Marcia Z. Hefter(2)	$112,400	$30,000	$142,400

Dennis A. Suskind	$71,200	$30,000	$101,200

Emanuel Arturi(2)	$86,200	$30,000	$116,200

Charles I. Massoud	$86,200	$30,000	$116,200

Albert E. McCoy, Jr.(2)	$76,400	$30,000	$106,400

Rudolph J. Santoro(2)	$90,200	$30,000	$120,200

Thomas J. Tobin	$70,200	$30,000	$100,200

Raymond A. Nielsen(2)	$82,200	$30,000	$112,200

Daniel Rubin	$73,200	$30,000	$103,200

Christian C. Yegen(2)	$68,200	$30,000	$98,200

Matthew Lindenbaum	$59,200	$30,000	$89,200

(1)	Kevin M. O’Connor, the Company’s President and CEO, is not included in this table as he is a Named Executive Officer of the Company and did not receive additional compensation as a director.
(2)

Directors Hefter, Arturi, McCoy, Jr., Santoro, Nielsen and Yegen have elected to defer their annual elective retainer fee in the form of deferred RSUs pursuant to the Directors Deferred Compensation Plan.

-  38  -

PROPOSAL II – ADVISORY NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board believes that the Company’s compensation programs and policies are centered on a pay for performance culture and are strongly aligned with the long-term interests of shareholders.

In accordance with Section 14A of the Exchange Act, we are asking shareholders to vote in an advisory, non-binding manner to approve the compensation paid to our Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion). Item 402 of Regulation S-K is the SEC regulation that sets forth the disclosure companies must include in their proxy statement as to executive compensation. At the 2018 Annual Meeting of Shareholders, the Board of Directors recommended, and the shareholders approved, a non-binding vote in favor of holding an annual advisory vote on executive compensation. As a result, the Board of Directors determined that the Company would hold an annual advisory vote to approve executive compensation.

This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to vote on our executive pay program. The Board of Directors is requesting shareholders to cast a non-binding advisory vote on the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because this vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL

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PROPOSAL III- RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe LLP (“Crowe”) was the Independent Registered Public Accounting Firm of the Company for the year ended December 31, 2019, and has been selected to serve as the Company’s Independent Registered Public Accounting Firm for 2020. Representatives of Crowe are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of Crowe is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of the Independent Registered Public Accounting Firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of Crowe, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change is in the best interests of the Company and its shareholders.

Fees Paid To Crowe

The following table presents fees for professional audit services rendered by Crowe for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2019 and 2018.

Type of Fees	2019	2018
Audit Fees (1)	$362,500	$348,500
Audit Related Fees(2)	89,000	37,600
Tax Fees (3)	—	—
All Other Fees	—	—
Total Fees	$451,500	$386,100

(1)

Audit fees for 2019 and 2018 consist of professional services rendered for the annual audit of our financial statements and audit of internal controls over financial reporting, along with the review of financial statements included in our quarterly reports.

(2)

Audit-related fees for 2019 consist of auditing the adoption and implementation of ASU 2016-01 “Financial Instruments: Recognition and measurement of financial assets and financial liabilities,” ASU 2016-02, Leases, ASU 2016-13, Financial Instruments – Credit Losses, and consent procedures related to the Company’s S-8 and S-3 filings.   Audit-related fees for 2018 consist of consultation and procedures related to the implementation of ASU 2016-01 “Financial Instruments: Recognition and measurement of financial assets and financial liabilities,” ASU 2014-09 “Revenue from contracts with customers,” and procedures for Form S-8 consent related to Employee Stock Purchase Plan.

(3)	Crowe did not provide any services to the Company relating to tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2019 and 2018.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Crowe are submitted to the director of internal audit, who subsequently requests pre-approval from the Audit Committee Chairperson. A schedule of approved services is then reviewed and approved by the entire Audit Committee at the next Audit Committee meeting.

In order to ratify the selection of Crowe as the Company’s Independent Registered Public Accounting Firm for the 2020 fiscal year, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

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THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS UNDER SEC RULE 14a‑8

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Shareholders under SEC Rule 14a‑8, any shareholder proposal to take action at such meeting must be received at the Company’s executive office, 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932, no later than December 29, 2020. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF BUSINESS OR NOMINATIONS TO BE BROUGHT BEFORE AN ANNUAL MEETING

The Company’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of shareholders. In order for a shareholder to properly bring business before an annual meeting, the shareholder must give written notice to the Corporate Secretary not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The Bylaws require that the notice must include, among other things, the shareholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business. Nothing in this paragraph shall be deemed to require the Company to include in its annual meeting proxy statement under SEC Rule 14a‑8 any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. In accordance with the foregoing, advance notice for certain business or nominations to the Board of Directors to be brought before next year’s Annual Meeting of Shareholders must be given to the Company by January 28, 2021.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment. Whether you intend to be present at this meeting or not, you are urged to return your signed proxy promptly.  For your convenience, you may also cast your vote electronically.

HOUSEHOLDING

Unless you have provided us contrary instructions, we have sent a single copy of these proxy materials to any household at which one or more shareholders reside if we believe the shareholders are members of the same household. Each stockholder in the household will receive a separate Proxy Card. This process, known as “householding,” reduces the volume of duplicate information received by you and helps reduce our expenses. If you would like to receive your own set of proxy materials, please follow these instructions:

•

If your shares are registered in your own name, contact our transfer agent, Computershare, and inform them of your request to revoke householding by calling 1‑800‑368‑5948 , or by writing them at Computershare, PO Box 30170 College Station, TX 77842, Attention: Householding Department.

•	If a bank, broker or other nominee holds your shares, contact your bank, broker or other nominee directly.

AN ADDITIONAL COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10‑K FOR THE YEAR ENDED DECEMBER 31, 2019, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONE REQUEST TO HOWARD H. NOLAN, SENIOR EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER AND CORPORATE SECRETARY, 2200

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MONTAUK HIGHWAY, P.O. BOX 3005, BRIDGEHAMPTON, NEW YORK 11932, OR CALL (631) 537‑1001, EXT. 7255.

By Order of the Board of Directors

Howard H. Nolan

Senior Executive Vice President, Chief Operating Officer and Corporate Secretary

Bridgehampton, New York

April 28, 2020

Attendance at the Annual Meeting:

In light of the ongoing health concerns relating to the Coronavirus Disease 2019 (COVID-19) and to best protect the health of our employees, shareholders and community, we are requesting that shareholders consider the requirements of federal and state governmental agencies when deciding whether or not to attend the Annual Meeting in person this year.  Shareholders can call into the following number to listen to the meeting live: 1-844-746-0738. Participants will be asked to join into the Bridge Bancorp BDGE call. We may be required to take further actions to limit attendance at the Annual Meeting if required by appropriate governmental orders and as developments occur.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. The election of four Directors to the Company’s Board of Directors, to hold office for a term of three years, and until their successors are elected and qualified. For Withhold For Withhold For Withhold 01 - Charles I. Massoud Class C (term to expire in 2023) 04 - Thomas J. Tobin Class C (term to expire in 2023) 02 - Raymond A. Nielsen Class C (term to expire in 2023) 03 - Kevin M. O’Connor Class C (term to expire in 2023) ForAgainst Abstain ForAgainst Abstain 2. An advisory (non-binding) vote to approve our executive compensation as described in the proxy statement. 3. The ratification of the appointment of Crowe LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2020. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 0388MB B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 3. 2020 Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 2, 2020 The undersigned shareholder of Bridge Bancorp, Inc. (the “Company”), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys in fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company’s subsidiary, BNB Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Tuesday, June 2, 2020 at 11:00 a.m. local time, and at any and all adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, an executed proxy will be voted “FOR” each of the nominees listed in Item 1, and “FOR” Items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Bridge Bancorp, Inc.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 pm, EDT, on June 1, 2020 Online Go to www.investorvote.com/BDGE or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BDGE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. The election of four Directors to the Company’s Board of Directors, to hold office for a term of three years, and until their successors are elected and qualified. For Withhold For Withhold For Withhold 01 - Charles I. Massoud Class C (term to expire in 2023) 04 - Thomas J. Tobin Class C (term to expire in 2023) 02 - Raymond A. Nielsen Class C (term to expire in 2023) 03 - Kevin M. O’Connor Class C (term to expire in 2023) ForAgainst Abstain ForAgainst Abstain 2. An advisory (non-binding) vote to approve our executive compensation as described in the proxy statement. 3. The ratification of the appointment of Crowe LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2020. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 4 2 D V 0388LB B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 3. 2020 Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 2, 2020 The undersigned shareholder of Bridge Bancorp, Inc. (the “Company”), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys in fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company’s subsidiary, BNB Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Tuesday, June 2, 2020 at 11:00 a.m. local time, and at any and all adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, an executed proxy will be voted “FOR” each of the nominees listed in Item 1, and “FOR” Items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Bridge Bancorp, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BDGE